UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 2 )

GENERAL FORM OF REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

CirTran Corporation

(Exact name of registrant as specified in its charter)

Nevada	68-0121636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4125 South 6000 West, West Valley City, Utah 84128

(Address of principal executive offices, including zip code)

(801) 963-5112

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, Par Value $0.001
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [ ]

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains statements about the future, sometimes referred to as “forward-looking” statements. Forward-looking statements are typically identified by the use of the words “believe,” “may,” “could,” “should,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “intend,” and similar words and expressions. Statements that describe our future strategic plans, goals, or objectives are also forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

Readers of this registration statement are cautioned that any forward-looking statements, including those regarding us or our management’s current beliefs, expectations, anticipations, estimations, projections, strategies, proposals, plans, or intentions, are not guarantees of future performance or results of events and involve risks and uncertainties, such as:

●	We may be deemed to be insolvent and may face liquidation.

●	The auditors’ report for our most recent fiscal years contains explanatory paragraphs about our ability to continue as a going concern.

●	Playboy Enterprises, Inc., or Playboy, has obtained a judgment that precludes us from using the Playboy trademark in distributing an energy drink, our only source of revenue during recent years, and our likelihood of success in our pending motion for a retrial may be considered low.

●	We cannot assure that we will be able to use our energy drink formulations for any other branding or distribution.

●	We cannot assure that our efforts to identify and commercialize new products for manufacture and distribution will be successful or generate revenue.

●	All of our assets are encumbered to secure the payment of approximately $2.6 million in indebtedness, plus $1.2 million of accrued interest, that is convertible to common stock, and if the indebtedness is not converted before April 2027, our default could result in the loss of all of our assets.

●	We are a party to numerous lawsuits that require significant management attention and funds for attorneys’ fees and that subject us to risk of damages.

●	We will require substantial amounts of additional capital from external sources.

●	Any sizable increase in products being developed, manufactured, and distributed will require skilled management of growth.

●	Penny stock regulations impose certain restrictions on resales of our securities, which may cause an investor to lose some or all of its investment.

●	Risk factors, such as those set forth under “Management’s Discussion and Analysis of Analysis of Financial Condition and Results of Operation” and other factors that are not currently known to us, may emerge from time to time.

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The forward-looking information is based on present circumstances and on our predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences from those now assumed or anticipated. Actual events or results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct.

Discussions containing these forward-looking statements may be found, among other places, in this registration statement under the captions “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Before deciding to purchase our securities, you should carefully consider the risk factors discussed here or incorporated by reference, in addition to the other information set forth in this registration statement. Forward-looking statements speak only as of the date of the document in which they are contained, and we do not undertake any duty to update our forward-looking statements, except as may be required by law, and we caution you not to rely on them unduly.

ITEM 1. BUSINESS

Overview

From 2007 until October 2016, we manufactured, marketed, and distributed internationally an energy drink under a license with Playboy through our subsidiary, CirTran Beverage Corporation (“CirTran Beverage”). CirTran Beverage conducted its activities under an agreement with Play Beverages, LLC (“PlayBev”), which held the Playboy license. During this time, PlayBev was considered a variable interest entity. On October 21, 2016, we deconsolidated PlayBev from our consolidated financial statements.

In October 2016, Playboy obtained a judgment against CirTran Beverage and PlayBev holding that the license is no longer valid, that PlayBev is no longer authorized to market the Playboy-branded energy drink, and awarding money damages to Playboy. CirTran Corporation was not a party to the lawsuit. CirTran Beverage and PlayBev have filed a motion for a retrial, which is now pending before the court. See Item 8. Legal Proceedings.

Since the Playboy litigation was initiated, our activities declined rapidly, restrained by the necessity to prioritize obtaining the forbearance of our principal secured and judgment creditors, seeking to resolve disputes respecting the PlayBev license to market Playboy-licensed energy drinks, defending the numerous lawsuits to which we were a party, and obtaining additional capital. Disputes respecting the status of the PlayBev license to market Playboy-licensed energy drinks impaired our ability to establish new distributors, damaged some of our relationships with existing distributors, and considerably depressed revenues.

We are now without significant operations. Reflecting our severely limited operations, we had no revenue during the three months ended March 31, 2018, and minimal revenue of $12,500 during the year ended December 31, 2017.

References to “us,” “we,” “our,” and correlative terms refer to CirTran Corporation and the subsidiaries and divisions through which we conduct our activities.

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Consumer Product Commercialization—Contract Marketing

We are now seeking to commercialize one or more consumer products. In our efforts to commercialize new products, we will identify what we believe to be a product or other demand and then seek a product that may be distributed to address that demand. We pursue contract marketing relationships principally in the domestic consumer products markets, including products in areas such as home and garden, kitchen, health and beauty, toys, licensed merchandise, and apparel for film, television, sports, and other entertainment properties. If we deem it suitable, we may obtain rights from the product owner to manufacture and market a particular product, generally in consideration of the payment of a royalty, sometimes accompanied with an initial fee. Frequently, owners of undeveloped products or product concepts are seeking branding, marketing, manufacturing, order fulfillment, and distribution assistance. Where we identify a need but find no suitable available product, we may design our own product for commercialization.

Our commercialization effort includes developing product packaging, branding the product, arranging third-party manufacturing, establishing distribution channels, and arranging order fulfillment. We anticipate that these activities will generally be undertaken by third parties under contract. In some cases, we may brand a product under a license to use a third-party’s recognized name, as we did in the case of the Playboy-branded energy drink, seek an endorsement from a publicly recognized celebrity, sports figure, or other person, or obtain the rights to use the image, likeness, or logo of a product or a person, such as a well-known celebrity. Licensed merchandise and apparel are then sold and marketed in the entertainment and sports franchise industries. We anticipate that these products will be introduced into the market under either one uniform brand name or separate trademarked names that we originate and own or acquire by license.

Although we are now investigating some commercialization opportunities, we are in the early stages of our efforts and cannot assure that we will be successful in completing commercialization of any product, generating revenues, or realizing a profit.

The contract-manufacturing industry specializes in providing the program management, technical and administrative support, and manufacturing expertise required to take products from the early design and prototype stages through volume production and distribution, providing the customer with a quality product, delivered on time and at a competitive cost. This full range of services gives the customer an opportunity to avoid large capital investments in plant, inventory, equipment, and staffing, so that instead, it can concentrate on innovation, design, and marketing. By using our contract-manufacturing services, customers will have the ability to improve the return on their investment with greater flexibility in responding to market demands and exploiting new market opportunities. Our efforts will be led by our current chief executive officer and others that we may hire as employees or engage as independent contractors.

In previous years, we found that customers increasingly required contract manufacturers to provide complete turn-key manufacturing and material handling services, rather than working on a consignment basis in which the customer supplies all materials and the contract manufacturer supplies only labor. Turn-key contracts involve design, manufacturing and engineering support, procurement of all materials, and sophisticated in-circuit and functional testing and distribution. The manufacturing partnership between customers and contract manufacturers involves an increased use of “just-in-time” inventory management techniques that minimize the customer’s investment in component inventories, personnel, and related facilities, thereby reducing its costs.

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Based on the trends we have observed in the contract-manufacturing industry, we believe we will benefit from the increased market acceptance of, and reliance upon, the use of manufacturing specialists by many original equipment manufacturers, or OEMs, marketing firms, distributors, and national retailers. We believe the trend towards outsourcing manufacturing will continue. OEMs use manufacturing specialists for many reasons, including reducing the time it takes to bring new products to market, reducing the initial investment required, accessing leading manufacturing technology, gaining the ability to better focus resources in other value-added areas, and improving inventory management and purchasing power. An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across our target industries. Due to the costs inherent in supporting customer relationships, we focus on customers with which the opportunity exists to develop long-term business partnerships. Our goal is to provide our customers with total manufacturing solutions through third-party providers for both new and more mature products, as well as across product generations—an idea we call “Concept to Consumer.”

We have also designed, engineered, manufactured, and supplied products in the international electronics, consumer products, and general merchandise industries for various marketers, distributors, and retailers selling overseas. We have provided manufacturing services to the direct-response and retail consumer markets. Our experience and expertise enables us to enter a project at various phases: engineering and design; product development and prototyping; tooling; and high-volume manufacturing. Our contacts with Asian suppliers have helped us to maintain our status as an international contract manufacturer for multiple products in a wide variety of industries, which will allow us to target larger-scale contracts.

We intend to pursue manufacturing relationships beyond printed circuit board assemblies, cables, harnesses, and injection-molding systems by establishing complete “box-build” or “turn-key” relationships in the electronics, retail, and direct consumer markets.

We have developed markets for several fitness and exercise products, household and kitchen products and appliances, and health and beauty aids that are manufactured in China. We anticipate that offshore contract manufacturing will play an increased role moving forward as resources become available to us.

Beverage Distribution

We retain all rights to the energy drink formulas that we previously marketed under the Playboy brand name and may seek to rebrand and remarket them, relying at least in part on the beverage distribution network that we previously developed.

Sales and Marketing

We are working aggressively to identify products that we may market through current sales channels. We also seek new paths to deliver products and services directly to end users and are pursuing strategic and reciprocal relationships with retail distribution firms whereby they would act as our retail distribution arm and we would act as their manufacturing arm, with each party giving the other priority and first opportunity to work on the other’s products.

Our contacts in China may allow us to increase our manufacturing capacity and output with minimal capital investment required. By using various subcontractors, we plan to leverage our upfront payments for inventories and tooling to control costs and receive benefits from economies of scale in Asian manufacturing facilities.

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Typically, and depending on the contract, we may be required to prepay a portion of the purchase orders for materials. In exchange for theses financial commitments, we may receive dedicated manufacturing responsiveness and eliminate the costly expense associated with capitalizing completely proprietary facilities. For example, we previously expanded our manufacturing capabilities for our beverage division outside the United States to accommodate international customers by contracting with manufacturers in Budapest, Hungary, and India.

During a typical contract manufacturing sales process, a customer provides us with specifications for the product it wants, and we develop a bid price for manufacturing a minimum quantity that includes manufacture engineering, parts, labor, testing, and shipping. If the bid is accepted, the customer is required to purchase the minimum quantity, and additional product is sold through purchase orders issued under the original contract. Special engineering services are provided at either an hourly rate or a fixed contract price for a specified task.

Competition

Competition in our targeted markets is comprised of manufacturing technology, merchandise quality, responsiveness, the provision of value-added services, and price. To be competitive, we must provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, and deliver finished products on a reliable basis and for a favorable price.

The manufacturing services industry is large and diverse and serviced by many companies, including several that have achieved significant market share. We will compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development, and marketing resources than we have.

We will also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

Regulation

We are subject to typical federal, state, and local regulations and laws governing the operations of manufacturing concerns, including environmental disposal, storage, and discharge regulations and laws; employee safety laws and regulations; and labor practices laws and regulations. We are not required under current laws and regulations to obtain or maintain any specialized or agency-specific licenses, permits, or authorizations to conduct our manufacturing services. We believe we are in substantial compliance with all relevant regulations applicable to our business and operations. All international sales permits are the responsibility of the local distributors, and they are required to obtain all local licenses and permits.

Employees

At June 26 , 2018, we had three employees, including our chief executive officer.

Corporate Background and History

In 1987, CirTran Corporation was incorporated in Nevada under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until July 1, 2000, when our wholly owned subsidiary, CirTran Corporation (Utah), acquired substantially all of the assets and certain liabilities of Circuit Technology, Inc.

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Our predecessor business in Circuit Technology, Inc. was commenced in 1993 by our president, Iehab Hawatmeh. In 2001, we effected a 15-for-1 forward-split of our shares and a stock distribution, which increased the number of our issued and outstanding shares of common stock. We also increased our authorized capital from 500,000,000 to 750,000,000 shares. In 2007, our stockholders approved a 1.2-for-1 forward-split of our shares and an amendment to our articles of incorporation that increased our authorized capital to 1,500,000,000 shares of common stock. In August 2011, we increased our authorized capitalization to 4,500,000,000 shares of common stock, par value $0.001.

In May 2015, our stockholders and board of directors approved an amendment to our articles of incorporation to complete a 1,000-to-1 reverse split of our common stock, decrease our authorized common stock to 100,000,000 shares, par value $0.001, and authorize a class of 5,000,000 shares of preferred stock having such terms as the board of directors may determine prior to issuance (the “Amendment”). However, FINRA refused to approve the Amendment until such time as we became current in our periodic reports (which we intend to accomplish with this registration statement) and replaced our previous convertible debenture lender (which we completed in April 2017). We now intend to reapply for FINRA approval of the Amendment.

ITEM 1A. RISK FACTORS

In addition to the negative implications of all information and financial data included in or referred to directly in this registration statement, you should consider the following risk factors. This registration statement contains forward-looking statements and information concerning us, our plans, and other future events. Those statements should be read together with the discussion of risk factors set forth below, because those risk factors could cause actual results to differ materially from such forward-looking statements.

We may be deemed to be insolvent and may face liquidation.

We may be deemed to be insolvent. We are unable to meet all of our obligations as they accrue, and the aggregate amount of our liabilities may exceed the value of our assets. Creditors may have the right to initiate involuntary bankruptcy proceedings against us in which they would seek our liquidation. We cannot assure that we would be successful in avoiding liquidation by converting such liquidation proceedings to a Chapter 11 reorganization, which would permit us to develop and propose, for creditor approval, a reorganization plan that would enable us to proceed. Even if we were to propose a reorganization plan, any reorganization plan would likely require that we obtain new post-petition funding, which may be unavailable. Further, in the event of bankruptcy, our secured creditors that have encumbrances on all of our assets would likely execute and take all of our assets, which may leave nothing for other creditors or our stockholders.

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The auditors’ report for our most recent fiscal year, like previous years, contains an explanatory paragraph about our ability to continue as a going concern.

We had a net loss of $2.0 million during the year ended December 31, 2017, and $22.8 million during the year ended December 31, 2016, which includes $0.3 million and $25.0 million in losses from discontinued operations. We had an accumulated deficit of $76.6 million as of December 31, 2017. During the year ended December 31, 2017, net cash used in operations was $207,000. We had current liabilities of $35.8 million and a $35.8 million working capital deficit as of December 31, 2017. Further, we had a net loss of $247,000 for the quarter ended March 31, 2018, and an accumulated deficit of $76.8 million as of March 31, 2018. Operating activities provided cash of $38,602 and we used cash of $37,145 in financing activities during the quarter ended March 31, 2018. This raises substantial doubt about our ability to continue as a going concern. The reports from our auditors on our consolidated financial statements for the years ended December 31, 2017 and 2016, as for several previous years, contain explanatory paragraphs about our ability to continue as a going concern.

Unless we raise additional capital by December 31, 2018, we will be unable to continue as a going concern. Our ability to continue as a going concern beyond December 31, 2018, is dependent on our ability to raise additional capital through the sale of debt or equity securities or stockholder loans and to implement our business plan. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We may not be able to establish new operations based on the commercialization of new products or concepts.

Following the judicial termination of our rights to distribute a Playboy-branded energy drink and in the absence of a successful motion for a new trial and a favorable decision in a new trial, we are seeking to establish new operations based on the commercialization of new products or product concepts. We cannot assure that we will be able to identify, acquire, or originate new products, complete branding, arrange third-party manufacturing, establish order fulfillment relationships, or establish distribution channels in order to generate new revenues.

All of our assets are encumbered to secure the payment of approximately $2.6 million of indebtedness, plus $1.2 million of accrued interest, on secured convertible debentures that require payments beginning in April 2027 if not previously converted to common stock.

We have encumbered all of our assets to secure the payment of approximately $2.6 million in indebtedness, plus $1.2 million of accrued interest, due on secured convertible debentures. $0.2 million requires payment by October 2018 and $2.4 million requires payment by April 2027, if not previously converted. We cannot assure that these convertible debentures will be converted to common stock before we are obligated to pay the balance due. If we were to default in payment at maturity, our secured creditor could exercise its remedies, including the execution on all of our assets, which would result in the termination of our activities. We cannot assure that the secured creditor will consider or agree to any forbearance from aggressive collection efforts. The existence of these secured obligations will likely significantly impair our ability to obtain capital from external sources.

We are parties to numerous lawsuits that require significant management attention and funds for attorney’s fees and subject us to risks of damages or other adverse judgments.

As noted in Item 8. Legal Proceedings, we are a party to numerous lawsuits, some of which remain active, requiring that we incur attorney’s fees and other costs and devote management’s time and attention. Successful suits by creditors for the collection of debts may require that we pay judgment amounts, subject to the priority encumbrances in favor of secured creditors. We may incur significant costs to pursue litigation in which we are the plaintiff without any recovery or other favorable outcome. Any judgments we may obtain against third parties may not be collectible.

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We will require substantial amounts of additional capital from external sources.

Whether or not the Playboy license is reinstated following our pending motion for a retrial and we are successful in a new trial, of which there can be no assurance, we will require substantial additional funds to implement our product commercialization and contract manufacturing plans. The extent of our future capital requirements will depend on many factors, including the outcome of the Playboy litigation; marketing plans; the growth of product commercialization and contract manufacturing; establishment of strategic alliances, joint ventures, licenses, or other collaborative arrangements; and other factors not within our control.

We anticipate that we will seek required funds from external sources. However, our precarious financial condition, limited revenues, substantial secured indebtedness, continuing lawsuits, and uncertainties respecting the status of the PlayBev litigation will make it difficult for us to obtain capital.

We may seek required funds through the sale of equity or other securities. Our ability to obtain financing on acceptable terms will depend on many factors, including the condition of the securities markets generally and for companies like us at the time of the offering; our business, financial condition, and prospects at the time of the proposed offering; our ability to identify and reach a satisfactory arrangement with prospective securities sales and investment groups; and various other factors. We cannot assure that we will be able to obtain financing on terms favorable to us or at all. The issuance of additional equity securities may dilute the interest of our existing stockholders or may subordinate their rights to the superior rights of new investors.

We may also seek additional capital through strategic alliances, joint ventures, or other collaborative arrangements. Any such relationships may dilute our interest in any specific project and decrease the amount of revenue that we may receive from the project. We cannot assure that we will be able to negotiate any strategic investment or obtain required additional funds on acceptable terms, if at all. In addition, our cash requirements may vary materially from those now planned because of the results of future marketing and manufacturing agreements; results of product testing; potential relationships with our strategic or collaborative partners; changes in the focus and direction of our research and development programs; competition and technological advances; issues related to patent or other protection for proprietary technologies; and other factors.

If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate our planned efforts; obtain funds through arrangements with strategic or collaborative partners that may require us to relinquish rights to certain of our technologies, product candidates, or products that we would otherwise seek to develop or commercialize ourselves; or sublicense our rights to such products on terms that are less favorable to us than might otherwise be available.

Any substantial increase in business activities will require skilled management of growth.

If we have the opportunity to commercialize new products, our success will depend on our ability to manage continued growth, including integrating new employees and independent contractors into an effective management and technical team; formulating strategic alliances, joint ventures, or other collaborative arrangements with third parties; commercializing and marketing proposed products and services; and monitoring and managing these relationships on a long-term basis. If our management is unable to integrate these resources and manage growth effectively, the quality of our products and services, our ability to retain key personnel, and the results of our operations would be materially and adversely affected.

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We have issued nearly all of the shares of stock we are authorized to issue, which may limit our ability to obtain necessary financing.

We have authorized 4,500,000,000 shares of common stock, nearly all of which has been issued. Being unable to issue additional shares of common stock limits our ability to obtain the financing we need. Although our stockholders voted to increase the number of shares we are authorized to issue, we are unable to proceed with recapitalization because we could not obtain necessary approval from FINRA. We cannot assure that completing the registration of our common stock under the Securities Exchange Act via this registration statement or replacing the holder of our secured convertible debentures will enable us to obtain FINRA approval for our Amendment in order to increase our capitalization.

We do not have enough authorized shares available to allow the conversion and exercise of outstanding convertible debentures and options, which may subject us to liability.

We have approximately $2.6 million in principal, plus $1.2 million of accrued interest, for outstanding convertible debentures. We do not have adequate authorized and unissued shares of common stock to permit the conversion and exercise of those securities. If those holders of our convertible debentures and options attempted to convert and exercise those securities, they would be unable to do so, which might place us in default of our obligation to increase our capitalization.

Penny stock regulations will impose certain restrictions on resales of our securities, which may cause an investor to lose some or all of its investment.

The U.S. Securities and Exchange Commission has adopted regulations that generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share that is not traded on a national securities exchange or that has an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers that sell these securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction before the purchase. Further, if the price of the stock is below $5.00 per share and the issuer does not have $2.0 million or more net tangible assets or is not listed on a registered national securities exchange, sales of that stock in the secondary trading market are subject to certain additional rules promulgated by the U.S. Securities and Exchange Commission. These rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices, and disclosure of the compensation to the broker-dealer and the salesperson working for the broker-dealer in connection with the transaction. These rules and regulations may affect the ability of broker-dealers to sell our common stock, thereby effectively limiting the liquidity of our common stock. These rules may also adversely affect the ability of persons that acquire our common stock to resell their securities in any trading market that may exist at the time of such intended sale.

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ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Overview

Until October 2016, we manufactured, marketed, and distributed internationally an energy drink under a license with Playboy Enterprises, Inc. (“Playboy”), through our subsidiary, CirTran Beverage Corporation (“CirTran Beverage”). CirTran Beverage manufactured, marketed, and distributed Playboy-branded energy drinks in accordance with its agreement with Play Beverages, LLC (“PlayBev”), which held the Playboy license. An Illinois court determined in October 2016 that PlayBev no longer had the right to distribute the Playboy-branded beverage. Following the adverse court ruling, we filed a motion for a retrial, which is now pending before the court. See Item 8. Legal Proceedings. PlayBev was previously consolidated as a variable interest entity. However, at October 21, 2016, we deconsolidated PlayBev from our consolidated financial statements.

Since October 2016, we have had minimal revenue from consulting services we provided to third parties.

During 2016 and 2017, our activities declined rapidly, restrained by the necessity to prioritize obtaining the forbearance of our principal secured and judgment creditors, seeking to resolve disputes respecting the PlayBev license to market Playboy-licensed energy drinks, defending the numerous lawsuits to which we are a party, and obtaining additional capital. Further, disputes respecting the status of the PlayBev license to market energy drinks impaired our ability to establish new distributors, damaged our relationships with existing distributors, and considerably depressed revenues.

In the United States, we intend to commercialize consumer products and provide a mix of high- and medium-volume turnkey manufacturing services and products using various high-tech applications for leading electronics OEMs (original equipment manufacturers) in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our business activities include pre-manufacturing, manufacturing, and post-manufacturing services. Our goal is to provide our customers with total manufacturing solutions through third-party providers for both new and more mature products, as well as across product generations.

Results of Operations

Comparison of Three Months Ended March 31, 2018 and 2017

Revenue

We did not generate revenue revenues during the three months ended March 31, 2018 or 2017.

Operating Expenses

During the three months ended March 31, 2018 and 2017, selling, general, and administrative expenses were $77,060 and $134,167, respectively, representing a decrease of $57,107, or 43%, in the current period. The decrease in selling general and administrative expenses is the result of our decreased overall business activities in the current period, which have been limited to minimal operating costs and professional fees associated with filing our Form 10 with the Securities and Exchange Commission.

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Other Income and Expense

Other expenses during the three months ended March 31, 2018, consisted solely of $124,215 in interest expense. Other expenses during the three months ended March 31, 2017, included $115,962 for interest expense and $8,456 for loss on derivatives valuation. Interest expense was approximately equal for each year because the principal amount of indebtedness and applicable interest rate were approximately the same.

Liquidity and Capital Resources

We have had a history of losses from operations, as our expenses have been greater than our declining revenues, which have now ceased entirely. Our accumulated deficit was $76.8 million at March 31, 2018, compared to $76.6 million at December 31, 2017. As of March 31, 2018, and December 31, 2017, we had current assets of $7,416 and $6,233, respectively, and current liabilities of $35,975,033 and $35,756,921, respectively, creating working capital deficits as of March 31, 2018, and December 31, 2017, of approximately $36.0 million and $35.8 million, respectively.

Operating Activities

We have only nominal cash or short-term assets while our current liabilities aggregate $36.0 million. During the three months ended March 31, 2018, we generated $38,602 of net cash in operations, comprised of a net loss of $201,275, noncash items totaling $161,774 mostly comprised of expenses paid by related parties on our behalf and changes in working capital totaling $78,103. During the three months ended March 31, 2017, we generated $61,179 of net cash in operations, comprised of a net loss of $258,585, noncash items totaling $9,029 and changes in working capital of $312,321.

Financing Activities

During the three months ended March 31, 2018, we used $37,145 of cash in financing activities compared to generating $16,167 of cash from financing activities during the three months ended March 31, 2017. Cash used in financing activities during the three months ended March 31, 2018, consisted solely of repayments of related-party loans. Cash generated from financing activities during the three months ended March 31, 2017, consisted of repayments of the bank overdraft of $2,620, proceeds from related-party loans of $203,150, and repayments of related-party loans of $184,363.

Our Capital Resources and Anticipated Requirements

Our monthly operating costs and interest expense average approximately $82,000 per month, excluding capital expenditures. We continue to focus on generating revenue and reducing our monthly business expenses through cost reductions and operational streamlining. Currently, we do not have enough cash on hand to sustain our business operations, and we expect to access external capital resources in the near future.

In conjunction with our efforts to commercialize new products, we are actively seeking infusions of capital from investors. In our current financial condition, it is unlikely that we will be able to obtain additional debt financing. Even if we did acquire additional debt, we would be required to devote additional cash flow to servicing the debt and securing the debt with assets.

Accordingly, we are looking to obtain equity financing to meet our anticipated capital needs. We cannot assure that we will be successful in obtaining such capital. If we were to issue additional shares for debt and/or equity, this would dilute the value of our common stock and existing stockholders’ positions. We also have no authorized but unissued capital available, and we are dependent on FINRA approval of an amendment to our articles of incorporation to complete a 1,000-to-1 reverse split of our common stock, decrease our authorized common stock to 100,000,000 shares, par value $0.001, and authorize a class of 5,000,000 shares of preferred stock having such terms as the board of directors, as approved by our stockholders and board of directors in May 2015.

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Convertible Debentures

We currently have an amended, restated, and consolidated secured convertible debenture with Tekfine, LLC, an unrelated entity, with a maturity date of April 30, 2027, to the extent not previously converted. The amended debenture had a total outstanding principal balance of $2.4 million, with accrued interest of $1.2 million as of March 31, 2018. In addition, we have a $200,000 convertible debenture with Tekfine, with a maturity date of October 20, 2018, unless earlier converted. The convertible debentures and accrued interest are convertible into shares of our common stock at the lower of $0.10 or the lowest bid price for the 20 trading days prior to conversion. As of June 26 , 2018, we are unable to convert this debenture because we have insufficient authorized but unissued shares to issue upon conversion.

Going Concern

These interim unaudited financial statements have been prepared on the going concern basis, which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the interim unaudited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we not be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations when such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the notes to our December 31, 2017, financial statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We cannot assure that actual results will not differ from those estimates.

Revenue Recognition

We follow ASC 606 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) for revenue recognition. Adoption of ASC 606 did not have a significant impact on our financial statements. We recognize revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration expected to be received in exchange for those products or services. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Royalty income is included as part of sales. We recognize royalty revenue as it is earned. The customer distribution agreements generally specify minimum royalty fees due to us during the contract period. We recognize royalty income on a straight-line basis over the term of the distribution agreement when, based on management’s analysis of sales history, the customer is not expected to meet the minimum required sales projections for the contract period.

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Revenue on refundable customer deposits is applied to customer sales in accordance with the distribution agreement, unless the customer is in default with the terms of the distribution agreement and the deposit is forfeited. We recognize revenue on refundable deposits in the event the customer defaults on the terms of the distribution contract.

Shipping and handling fees are included as part of net sales. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of goods sold.

Stock-Based Compensation

We have outstanding stock options to directors and employees. We account for our stock options in accordance with ASC 718-10, Accounting for Stock Issued to Employees, which requires the recognition of the cost of employee services received in exchanged for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. ASC 718-10 also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award, typically the vesting period.

Income Taxes

We use the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets, liabilities, the carryforward of operating losses and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as used.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying condensed consolidated financial statements for cash, notes payable, and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of our debt obligations approximate fair value.

ASC 820-10-15, Fair Value Measurement, defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations. ASC 820-10-15 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1:	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2:	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3:	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

We value derivative liabilities using Level 3 inputs. Accounts payable and related-party payables have fair values that approximate the carrying value due to the short-term nature of these instruments.

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Comparison of Years Ended December 31, 2017 and 2016

Sales and Cost of Sales

Revenue for the year ended December 31, 2017, totaled $12,500, as compared $0 the year ended December 31, 2016. The increase is attributable to consulting services we provided to third parties.

Operating Expenses

During the year ended December 31, 2017, selling, general, and administrative expenses decreased by 49%, as compared to the preceding year, as a result of the termination of salary accruals.

Other Income and Expense

Other expenses during the year ended December 31, 2017, consisted principally of $500,000 related to a loss on settlement of debt and $489,000 in interest expense. Other expenses during the year ended December 31, 2016, included $439,000 for interest expense and $132,000 for loss on derivatives valuation. Interest expense was approximately equal for each year because the principal amount of indebtedness and applicable interest rate were approximately the same. During 2016, we recognized a gain of $4.3 million from equity in losses of a deconsolidated entity.

As a result of the foregoing, we had a loss from continuing operations of $1.8 million during the year ended December 31, 2017, as compared to income from continuing operations of $2.1 million during the year ended December 31, 2016, principally attributable to the $4.3 million gain from equity in losses of a deconsolidated entity.

Liquidity and Capital Resources

We have had a history of losses from operations, as our expenses have been greater than our declining revenues, which have now ceased entirely. Our accumulated deficit was $76.6 million at December 31, 2017. For the year ended December 31, 2017, we realized negligible net cash of $5,551 from operating and financing activities, compared to negative net cash flow of $612 for the prior year, from operating and financing activities.

During the year ended December 31, 2017, we used $206,894 of net cash in operations, comprised of a net loss from continuing operations of $1,790,708, non cash losses of $695,055, changes in working capital of $921,825, and net cash used in discontinued operations of $33,066. The net change in working capital was primarily driven by an increase in accounts payable for $361,042 and an increase in accrued interest of $489,057.

During the year ended December 31, 2016, we generated $192,964 of net cash in operations, comprised of net income from continuing operations of $2,131,422, noncash gains of $4,135,911, changes in working capital of $850,993, and net cash provided by discontinued operations of $1,346,460. The net change in working capital was primarily driven by an increase in accrued payroll for $344,930 and an increase in accrued interest of $454,560.

During the year ended December 31, 2017, we generated $212,445 of net cash from financing comprised of a repayment of bank overdrafts of $2,620, proceeds from related-party loans of $457,758, repayments of related-party loans totaling $442,693, and proceeds from convertible loans payable of $200,000.

During the year ended December 31, 2016, we used $193,576 of net cash in financing activities comprised of proceeds from bank overdrafts of $130, proceeds from related-party loans totaling $162,756, and repayments on related-party loans of $356,462.

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Operating Activities

We have only nominal cash or short-term assets while our current liabilities aggregate $39.3 million. The amount of cash used by operating activities during the year ended December 31, 2017, increased by $400,000, as compared to the year ended December 31, 2016, driven primarily by recognizing equity in losses of a deconsolidated entity in 2016 as a one-time event during the year ended December 31, 2016. Additionally, we recognized a one-time loss of $500,000 during the year ended December 31, 2017, from the loss on a settlement of debt and had $184,880 of expenses paid on our behalf, which did not occur during the year ended December 31, 2016. Lastly, we generated $1,346,460 of cash from discontinued operations during the year ended December 31, 2016, compared to $33,066 of net cash used in discontinued operations during the year ended December 31, 2017.

Financing Activities

During the year ended December 31, 2017, our financing activities provided net cash of $212,000, as compared to using net cash of $194,000 the prior year end, a result of increased proceeds from related-party and convertible loans.

Our Capital Resources and Anticipated Requirements

Our monthly operating costs and interest expense average approximately $108,000 per month, excluding capital expenditures. We continue to focus on generating revenue and reducing our monthly business expenses through cost reductions and operational streamlining. Currently, we do not have enough cash on hand to sustain our business operations, and we expect to access external capital resources in the near future.

In conjunction with our efforts to commercialize new products, we are actively seeking infusions of capital from investors. In our current financial condition, it is unlikely that we will be able to obtain additional debt financing. Even if we did acquire additional debt, we would be required to devote additional cash flow to servicing the debt and securing the debt with assets.

Accordingly, we are looking to obtain equity financing to meet our anticipated capital needs. We cannot assure that we will be successful in obtaining such capital. If we were to issue additional shares for debt and/or equity, this would dilute the value of our common stock and existing stockholders’ positions. We also have no authorized but unissued capital available, and we are dependent on the Amendment becoming effective in order to obtain any new equity financing.

Restructuring of Convertible Debentures

In April 2017, we restructured our outstanding convertible debentures that were originally issued commencing in 2007, which had been consolidated into a single debenture, by entering into an amended, restated, and consolidated secured convertible debenture with Tekfine, LLC, an unrelated entity, with a maturity date of April 30, 2027, to the extent not previously converted. These convertible debentures had an outstanding principal balance of $2.4 million, with accrued interest of $1.0 million as of December 31, 2016. As part of the agreement, we entered into an additional convertible debenture of $0.2 million due in October 2018. The amended debenture had a total outstanding principal balance of $2.6 million, with accrued interest of $1.1 million as of December 31, 2017.

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In a related agreement with Tekfine on April 20, 2017, Tekfine advanced $200,000 to us in consideration of our issuance of a new convertible debenture due, unless earlier converted, on April 20, 2018. Like our previously outstanding debentures, the newly issued debenture is convertible into shares of our common stock at the lowest bid price for the 20 trading days prior to conversion. Effective April 20, 2018, the maturity date of this convertible debenture was extended to October 20, 2018. As of June 26 , 2018, we are unable to convert this debenture because we have insufficient authorized but unissued shares to issue upon conversion.

Advanced Beauty Solutions, LLC Obligation

We have assigned to ABS our creditor claim against the estate of ABS, to the extent of the balance due under the ABS Forbearance Agreement. Any distribution from the ABS estate in excess of the adjusted amounts due under the ABS Forbearance Agreement will be paid to us. Because ABS’s lien is subordinated to liens on all of our assets in favor of Tekfine, ABS is unable to presently take any steps to enforce its judgment. If this were to change in the future, we would potentially face enforcement actions on the judgment, subject to our offset claims for the intellectual property and creditor claim.

Recently Issued Accounting Pronouncements

In April 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in this update clarify the following two aspects to Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The entity first identifies the promised goods or services in the contract and reduces the cost and complexity. An entity evaluates whether promised goods and services are distinct. Topic 606 includes implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time).

Recently issued accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that require adoption and that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

ITEM 3. PROPERTIES

We rent on a month-to-month basis our existing approximately 40,000-square-foot headquarters and manufacturing facility, located at 4125 South 6000 West in West Valley City, Utah. Monthly payments are $5,000. The premises include about 10,000 square feet of office space to support administration, sales, and engineering staff and independent contractors and 30,000 square feet of manufacturing space, which includes a secured inventory area, shipping and receiving areas, and manufacturing and assembly space.

We believe that the facilities and equipment described above are generally in good condition, well maintained, and suitable and adequate for our current and projected operating needs.

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ITEM 4. SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 26 , 2018, respecting the beneficial ownership of our outstanding common stock by: (i) any holder of more than 5%; (ii) each of the Named Executive Officers (defined as any person who was principal executive officer during the preceding fiscal year and each other highest compensated executive officers earning more than $100,000 during the last fiscal year) and directors; and (iii) our directors and Named Executive Officers as a group, based on 4,498,891,910 shares of common stock outstanding:

Name of Person or Group(1)	Nature of Ownership	Amount	Percent

Principal Stockholder:
Iehab J. Hawatmeh	Common stock	301,533,877	6.7%
	Options(2)	66,000,000	1.5
		367,533,877	8.1

Directors:
Iehab J. Hawatmeh	Common stock	301,533,877	6.7
	Options(2)	66,000,000	1.5
		361,533,877	8.1

Kathryn Hollinger	Common stock	39,335,853	*
	Options(3)	16,000,000	*
		53,335,853	1.2
All Executive Officers and
Directors as a Group (2 persons):	Common Stock	340,869,730	7.6
	Options(2)(3)	82,000,000	1.8
	Total	422,869,730	9.2%

*	Less than 1%.
(1)	Address for all stockholders is 4125 S 6000 W, West Valley City, UT 84128.
(2)

Includes options to purchase up to 66,000,000 shares that have been accrued for services provided during 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, and 2018. These options can be exercised any time upon issuance at exercise prices ranging between $0.0001 and $0.016 per share.

(3)

Includes options to purchase up to 16,000,000 shares that have been accrued for services provided during 2011, 2012, 2013, 2014, 2015, 2016, and 2017. These options can be exercised any time upon issuance at an exercise prices ranging from $0.0001 and $0.0021 per share.

The persons named in the above table have sole voting and dispositive power respecting all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the U.S. Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more stockholder, as the case may be, has furnished the information respecting beneficial ownership.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Title	Tenure

Iehab Hawatmeh	51	President, Chief Executive Officer,	July 2000 to date
		Chief Financial Officer, Chairman
Kathryn Hollinger*	67	Director, Controller	August 2011 to date

* Ms. Hollinger acted as our chief executive officer for the months of July and August 2017, during Mr. Hawatmeh’s absence.

Iehab J. Hawatmeh

Iehab J. Hawatmeh founded our predecessor company in 1993 and has been our chairman, president, and chief executive officer since July 2000, except for a brief absence during 2017. Mr. Hawatmeh oversees all daily operations, including our technical and sales functions. Mr. Hawatmeh is currently functioning in a dual role as chief financial officer. Before his involvement with our company, Mr. Hawatmeh was the Processing Engineering Manager for Tandy Corporation, Salt Lake City, Utah, overseeing that company’s contract manufacturing printed circuit board assembly division. In addition, he was responsible for developing and implementing Tandy’s facility Quality Control and Processing Plan model. Mr. Hawatmeh earned an MBA from University of Phoenix and a BS in Electrical and Computer Engineering from Brigham Young University.

We believe Mr. Hawatmeh should serve as a director because he provides important technical expertise as an engineer and is able to analyze product technical specifications and suitability for routine manufacture and commercial distribution. Further, his entrepreneurial experience helps us identify potential market demand and marketing strategies. Finally, he has considerable experience in identifying, vetting, and hiring third-party manufacturers for products to be marketed by us.

Kathryn Hollinger

Kathryn Hollinger has been with CirTran since 2000 as our controller, except for a brief period during 2017 in which she also acted as chief executive officer. She has been involved with the day-to-day accounting and finance functions throughout her term with us. Ms. Hollinger studied mathematics and accounting at Northridge University (now Cal. State University Northridge) in California.

We believe Ms. Hollinger should serve as a director because she provides significant financial and accounting expertise and experience in managing third-party manufacturing, distribution, and marketing for a variety of products in different markets.

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ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for each of our last two completed fiscal years, the dollar value of all cash and noncash compensation earned by any person who was our principal executive officer and each of our three most highly compensated other executive officers or persons who were serving in such capacities during the preceding fiscal year (“Named Executive Officers”):

Name and Principal Position	Year Ended Dec. 31	Salary ($)	Bonus ($)	Stock Award(s) ($)	Option Awards ($)(1)	Non Equity Incentive Plan Compen- sation	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Iehab J. Hawatmeh(2)	2017	—	—	—	600	—	—	36,170	(3)	36,770
President, Chief Executive Officer(4)	2016	348,750	3,006	—	600	—	—	34,063	(5)	386,419
Kathryn Hollinger(4)(6)	2017	55,000	5,000	—	200	—	—	—		60,200
	2016	55,000	5,000	—	200	—	—	—		60,200

(1)	The amount is the fair value of the option awards on the date of grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. See note 2 to our consolidated financial statements.
(2)

Mr. Hawatmeh waived payment and accrual of his salary and bonus for the 2017 fiscal year. Mr. Hawatmeh’s 2016 fiscal year salary and bonus were accrued but not paid. Of the amounts reported for 2016, $258,750 was accrued by us and $90,000 was accrued by our former variable interest subsidiary, Play Beverages, LLC.

(3)	Includes $12,000 for car allowance and $24,170 for medical insurance premiums.
(4)	Mr. Hawatmeh resigned as our chief executive officer on July 15, 2017 and was reinstated on September 3, 2017. Ms. Hollinger served as our chief executive officer during Mr. Hawatmeh’s resignation.
(5)	Includes $12,000 for car allowance and $22,063 for medical insurance premiums.
(6)	Ms. Hollinger did not receive additional compensation while serving as our chief executive officer during Mr. Hawatmeh’s resignation. The compensation listed in this table is for her services as our controller.

Employment Agreements—Change in Control

We engage Iehab Hawatmeh, our president and chief executive officer, through an employment agreement entered in August 2009 and amended in September 2017, with a salary in an amount and commencement date to be determined. In July 2017, Mr. Hawatmeh resigned all positions with us to pursue other business activities, thereby effectively terminating the agreement. However, in September 2017, we reinstated Mr. Hawatmeh to his previous positions and reinstated his employment agreement. Among other things, the reinstated employment agreement: (a) grants options to purchase a minimum of 6,000,000 shares of our stock each year, with an exercise price equal to the market price of our common stock as of the grant date, for the maximum term allowed under our stock option plan; (b) provides for health insurance coverage, cell phone, car allowance, life insurance, and director and officer liability insurance, as well as any other bonus approved by our board; (c) includes additional incentive compensation as follows: (i) a quarterly bonus equal to 5% of our earnings before interest, taxes, depreciation and amortization for the applicable quarter; (ii) bonuses equal to 1% of the net purchase price of any acquisitions we complete that are directly generated and arranged by Mr. Hawatmeh; and (iii) an annual bonus (payable quarterly) equal to 1% of our gross sales of all products, net of returns and allowances.

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Pursuant to the employment agreement, Mr. Hawatmeh’s employment may be terminated for cause, or upon death or disability, in which event we are required to pay him any unpaid base salary and unpaid earned bonuses. In the event that Mr. Hawatmeh is terminated without cause, we are required to pay to him: (i) within 30 days following such termination, any benefit, incentive, or equity plan, program, or practice paid when such would have been paid to him if employed (the “Accrued Obligations”); (ii) within 30 days following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to 30 months’ annual base salary; (iii) bonuses owing for the two-year period after the date of termination (net of any bonus amounts paid as Accrued Obligations) based on actual results for the applicable quarters and fiscal years; and (iv) within 12 months following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to 30 months’ annual base salary; provided that if Mr. Hawatmeh is terminated without cause in contemplation of, or within one year, after a change in control, then two times his annual base salary and bonus payment amounts.

Under a previous agreement with the holder of an outstanding secured convertible debenture, all cash amounts payable to Mr. Hawatmeh in excess of an aggregate of $120,000 per year are accrued and will not be paid until the secured convertible debenture is paid or converted to common stock.

During the three months ended March 31, 2018, we accrued for the issuance of 6,000,000 stock options relating to the employee agreement with Mr. Hawatmeh. The fair market value of the options was $600, using the following assumptions: estimated seven-year term, estimated volatility of 567% and a risk-free rate of 2.38%. During the year ended December 31, 2017, we accrued for 6,000,000 stock options relating to this employment agreement. The fair market value of the options was $600, using the following assumptions: estimated seven-year term, estimated volatility of 567%, and a risk-free rate of 2.46%.

Outstanding Equity Awards

The following table summarizes information regarding committed and yet to be issued unexercised options, stock that has not vested, and equity incentive plan awards owned by the Named Executive Officer as of March 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexer- cised Options (#) Exer- cisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Iehab J. Hawatmeh (2018)	—	66,000,000	—	0.0032	—	—	—	—	—
Iehab J. Hawatmeh (2017)	—	60,000,000	—	0.0032	—	—	—	—	—
Iehab J. Hawatmeh (2016)	—	54,000,000	—	0.0035	—	—	—	—	—

(1)

During the three months ended March 31, 2018, and the years ended December 31, 2017 and 2016, we did not issue stock options to the named executive officer due to the limited number of available shares under the employee incentive plan. These options have been earned by our named executive officer and we have accrued the stock option expense in the respective periods. These stock options can be issued upon the discretion of the board of directors based upon the number of available shares of the 2012 Stock Option Plan.

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Director Compensation

Except for Iehab Hawatmeh, who is also our chief executive officer, we pay our directors $5,000 per year to serve on our board.

ITEM 7. CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions involving Officers, Directors, and Stockholders

In 2007, we issued a 10% promissory note to a family member of our president in exchange for $300,000. The note was due on demand after May 2008. During the years ended December 31, 2017, 2016, and 2015, we did not make any payments on the note. At December 31, 2017, 2016, and 2015, the principal amount owing on the note was $151,833 with accrued interest of $122,448, $104,178, and $85,958, respectively. At March 31, 2018, the principal amount owing on the note was $151,833 with accrued interest of $126,941.

On March 31, 2008, we issued to this same family member, along with two other company shareholders, promissory notes totaling $315,000 ($105,000 each). Under the terms of these three $105,000 notes, we received total proceeds of $300,000 and agreed to repay the amount received plus a 5% borrowing fee. The notes were due April 30, 2008, after which they were due on demand, with interest accruing at 12% per annum. During 2017, 2016, and 2015, we made no payments towards the outstanding notes. The principal balance owing on each of the three $105,000 notes as of December 31, 2017, 2016, and 2015, totaled $72,466, $72,466, and $72,466, respectively.   During the three months ended March 31, 2018, we made no payments towards the outstanding notes. The principal balance owing on each of the three $105,000 notes totaled $72,466.

We agreed to issue options each year to our president as compensation for services provided as an officer. The terms of his employment agreement require us to grant to him options to purchase 6,000,000 shares of our stock each year, with the exercise price equal to the market price of our common stock as of the grant date. During the three months ended March 31, 2018, and the years ended December 31, 2017, 2016, and 2015, we accrued for 6,000,000 stock options relating to the employment agreement with Mr. Hawatmeh leaving a balance of 66.0 million, 60.0 million, 54.0 million, and 48.0 million options as of March 31, 2018, and December 31, 2017, 2016, and 2015.

As of   March 31, 2018, December 31, 2017, 2016, and 2015, we owed our president a total of $898,215, $898,215, $890,615, and $805,715, respectively, in unsecured advances. Additionally, 66.0 million, 60.0 million, 54.0 million, and 48.0 million stock options, with an aggregated value at time of grant of $169,496, $168,896, $168,296, and $167,696, respectively, were owed as of March 31, 2018, and December 31, 2017, 2016, and 2015. The advances and short-term bridge loans were approved by our board of directors under a 5% borrowing fee. The borrowing fees were waived by our president on these loans.

As of March 31, 2018, we owed $333 to our controller, who is also a director, for services rendered.

Director Independence

Under the definition of independent directors found in Nasdaq Rule 5605(a)(2), which is the definition we have chosen to apply, none of our directors is independent.

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ITEM 8. LEGAL PROCEEDINGS

We or our subsidiaries and affiliated companies are parties to the following material legal proceedings.

Play Beverages, LLC, and CirTran Beverage Corp. v. Playboy Enterprises, Inc., et al., Cook County, Illinois, Case No. 2012L012181. In October 2016, the court entered an order, following a jury trial, against PlayBev and CirTran Beverages, dismissing the claims of PlayBev and CirTran Beverages against Playboy and awarding Playboy $1.6 million in damages for breach of a license agreement and $5.0 million damages for trademark infringement and counterfeiting. PlayBev and CirTran Beverages have filed a motion for a new trial, which is pending before the court. Playboy has initiated collection efforts but has recovered no funds. We have accrued $17,205,599 as of December 31, 2017 and 2016, related to this judgment.

Ha-Emet, Inc. dba Bruce L. Ross & Co. v. PlaySafe, LLC, et al., Case No. YC069189 (L.A. Super. Ct., SW Dist., California). This is a breach of contract action against PlaySafe, LLC, Play Beverages, LLC, Iehab Hawatmeh, and Fadi Nora, a former director who resigned in 2014. Ha-Emet is seeking damages of approximately $100,000, plus interest and attorneys’ fees. All defendants have denied liability and are asserting a vigorous defense.

In addition to the foregoing, we are parties to ordinary routine litigation incidental to our business that, individually and in the aggregate, is not material.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was quoted in the over-the-counter market until March 28, 2017. However, no reliable data for any trading is available.

As of June 26 , 2018, we had approximately 497 stockholders of record.

We have not declared any dividends on our common stock since our inception, and do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent the corporation’s assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

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Penny Stock Rules

Our shares of common stock are subject to the “penny stock” and other rules of the Securities Exchange Act of 1934. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share that is not traded on a national securities exchange or that has an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers that sell these securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). Transactions covered by these rules are subject to additional sales practice requirements, including the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser’s written consent to the transaction before the purchase. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of stockholders to sell their shares.

Equity Compensation Plan

The following table sets forth information regarding our equity compensation plans, including the number of securities to be issued upon the exercise of outstanding options, warrants, and rights; the weighted average exercise price of the outstanding options, warrants, and rights; and the number of securities remaining available for issuance under our stock plans at December 31, 2017:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	165,800,000	$0.00322	34,200,000
Total	165,800,000		34,200,000

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

In April 2017, we restructured our outstanding convertible debentures that were originally issued commencing in 2007, which had been consolidated into a single debenture, by entering into an amended, restated, and consolidated secured convertible debenture with Tekfine, LLC, an unrelated entity, with a maturity date of April 30, 2027, to the extent not previously converted. These convertible debentures had an outstanding principal balance of $2.4 million, with accrued interest of $1.0 million as of December 31, 2016. As part of the agreement, we entered into an additional convertible debenture for $0.2 million which is due in October 2018. The amended debentures had a total outstanding principal balance of $2.6 million, with accrued interest of $1.1 million as of December 31, 2017.

24

In a related agreement with Tekfine on April 20, 2017, Tekfine advanced $200,000 to us in consideration of our issuance of a new convertible debenture due, unless earlier converted, on April 20, 2018. Like our previously outstanding debentures, the newly issued debenture is convertible into shares of our common stock at the lower of $0.10 or the lowest bid price for the 20 trading days prior to conversion. Effective April 20, 2018, we entered into an agreement to extend the maturity date to October 20, 2018. As of June 26 , 2018, we are unable to convert this debenture because we have insufficient authorized but unissued shares to issue upon conversion.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

We are authorized to issue up to 4,500,000,000 shares of common stock, par value $0.001. As of June 26 , 2018, we had 4,498,891,910 shares of common stock issued and outstanding and outstanding options to purchase 165,800,000 shares of common stock. Although our stockholders and board of directors had approved an amendment to our articles of incorporation providing for a 1,000-to-1 reverse split of our common stock and a decrease of our authorized common stock to 100,000,000 shares, par value $0.001 (the “Amendment”). However, FINRA refused to approve the Amendment until such time as we became current in our periodic reports (which we intend to accomplish with this registration statement) and replaced our previous convertible debenture lender (which we completed in April 2017). We now intend to reapply for FINRA approval of the Amendment.

Each share of stock entitles the holder thereof to one vote on each matter submitted to a vote at a meeting of the stockholders. All of our stock is of the same class and has the same rights and preferences. Our capital stock is issued as fully paid, and the private property of the stockholders is not liable for our debts, obligations, or liabilities. Our fully paid stock is not liable to any further call of assessment.

Holders of our common stock are entitled to receive the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution, or winding up of our company, holders of our common stock would be entitled to distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding securities.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and for any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

25

Section 78.138 of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Article VIII of our bylaws provides that we will indemnify any officer or director and may indemnify any other person to the fullest extent permitted by law as the same exists or may hereafter be amended (but in the case of any amendment, only to the extent that such amendment permits the corporation to provide broader indemnification than was permitted before such amendment). Further, to the extent permitted by the Nevada Revised Statutes, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding will be paid by us in advance of the final disposition of such action, suit, or proceeding on receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by us. Such expenses incurred by other employees and agents may be so paid on such terms and conditions, if any, as our board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 15 below.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

26

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	The following financial statements are filed as part of this registration statement:

27

CITRAN CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS

Current assets
Cash	$7,281	$5,824
Other current assets	-	347
Assets from discontinued operations	135	62
Total current assets	7,416	6,233

Investment in securities at cost	300,000	300,000
Property and equipment, net of accumulated depreciation	13,784	14,357

Total assets	$321,200	$320,590

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$2,155,072	$2,217,329
Related-party payable	8,548	8,548
Short-term advances payable	44,506	44,506
Short-term advances payable - related parties	644,664	520,608
Accrued liabilities	735,831	729,384
Accrued payroll and compensation expense	4,167,701	4,153,237
Accrued interest, current portion	1,739,462	1,644,719
Deferred revenue	-	638
Convertible debenture, current portion	200,000	200,000
Note payable, current portion	90,000	90,000
Note payable to stockholders and members	151,833	151,833
Liabilities from discontinued operations	26,037,416	25,996,119
Total current liabilities	35,975,033	35,756,921

Accrued interest, net of current portion	1,166,797	1,137,325
Note payable, net of current portion	500,000	500,000
Convertible debenture, net of current portion	2,390,528	2,390,528
Total liabilities	40,032,358	39,784,774

Stockholders’ deficit
Common stock, par value $0.001; 4,500,000,000 shares authorized; 4,498,891,910 shares issued and outstanding	4,498,892	4,498,892
Additional paid in capital	32,636,223	32,636,223
Accumulated deficit	(76,846,273)	(76,599,299)
Total stockholders’ deficit	(39,711,158)	(39,464,184)

Total liabilities and stockholders’ deficit	$321,200	$320,590

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-1

CITRAN CORPORATION

CONSOLDIATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2018	2017
Net sales	$-	$-
Cost of sales	-	-
Gross profit	-	-

Operating expenses
Selling, general and administrative expenses	77,060	134,167
Total operating expenses	77,060	134,167

Loss from operations	(77,060)	(134,167)

Other income (expense)
Interest expense	(124,215)	(115,962)
Loss on derivative valuation	-	(8,456)
Total other income (expense)	(124,215)	(124,418)

Net loss from continuing operations	(201,275)	(258,585)

Loss from discontinued operations	(45,699)	(113,361)

Net loss	$(246,974)	$(371,946)

Net loss from discontinued operations per common share, basic and diluted	$(0.00)	$(0.00)
Loss per common share, basic and diluted	$(0.00)	$(0.00)
Basic and diluted weighted average common shares outstanding	4,498,891,910	4,498,891,910

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-2

CITRAN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net (loss) income from continuing operations	$(201,275)	$(258,585)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	573	573
Expenses paid on behalf of company by a related party	161,201	-
Loss on derivative fair value adjustment	-	8,456
Changes in operating assets and liabilities:
Other current assets	347	-
Accounts payable	(62,257)	111,083
Accrued liabilities	6,447	1,234
Accrued payroll and compensation	14,464	84,040
Accrued interest	124,215	115,964
Deferred revenue	(638)	-
Net cash provided by continuing operating activities	43,077	62,765
Net cash used in discontinued operations	(4,475)	(1,586)
Net cash provided by (used in) operating activities	38,602	61,179

Cash flows from financing activities
Bank overdraft	-	(2,620)
Proceeds from related-party loans	-	203,150
Repayments of related-party loans	(37,145)	(184,363)
Cash provided by (used in) financing activities	(37,145)	16,167
Cash used in discontinued financing activities	-	-
Net cash provided by (used in) financing activities	(37,145)	16,167

Net change in cash	1,457	77,346
Cash, beginning of period	5,824	273
Cash, end of period	$7,281	$77,619

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of non-cash investing activities
Write off of derivative liability to additional paid in capital	$-	$3,407,053

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-3

CIRTRAN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MARCH 31, 2018

NOTE 1 – BASIS OF PRESENTATION

The consolidated financial statements of Cirtran Corporation for the three-month periods ended March 31, 2018 and 2017, are not audited. Our consolidated financial statements are prepared in accordance with the requirements for unaudited interim periods and, consequently, do not include all disclosures required to be made in conformity with accounting principles generally accepted in the United States of America. In the opinion of our management, the accompanying consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of our financial position as of March 31, 2018, and December 31, 2017, and our results of operations and cash flows for the three-month periods ended March 31, 2018 and 2017. The results of operations for the three-month periods ended March 31, 2018 and 2017, are not necessarily indicative of the results for a full-year period. These interim consolidated financial statements should be read in conjunction with our audited financial statements for the year ended December 31, 2017, which are included in this Form 10.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

We consolidate all of our majority-owned subsidiaries, companies over which we exercise control through majority voting rights, and companies in which we have a variable interest and are the primary beneficiary. We account for our investments in common stock of other companies that we do not control, but over which we can exert significant influence, using the cost method.

The consolidated financial statements include the accounts of CirTran Corporation and its wholly owned subsidiaries: CirTran Beverage Corp., CirTran Products Corp., CirTran Online Corp., CirTran Media Corp., CirTran Corporation (Utah), CirTran - Asia, Inc., and Racore Network, Inc. All intercompany balances and transactions have been eliminated.

Use of Estimates

In preparing our financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Revenue Recognition

We follow Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 606 for revenue recognition. Adoption of ASC 606 did not have a significant impact on our financial statements. We recognize revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration expected to be received in exchange for those products or services. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities. We did not generate revenues during the three months ended March 31, 2018 or 2017.

F-4

Royalty income is included as part of sales. We recognize royalty revenue as it is earned. The customer distribution agreements generally specify minimum royalty fees due to us during the contract period. We recognize royalty income on a straight-line basis over the term of the distribution agreement when, based on management’s analysis of sales history, the customer is not expected to meet the minimum required sales projections for the contract period. Deferred revenue on royalty income as of March 31, 2018, and December 31, 2017, was $0 and $638, respectively.

Cash and Cash Equivalents

We consider all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents. We did not hold any cash equivalents as of March 31, 2018, or December 31, 2017.

Investment in Securities

Our cost-method investment consists of an investment in a private digital multi-media technology company that totaled $300,000 at March 31, 2018, and December 31, 2017. As we owned less than 20% of that company’s stock as of each date, and no significant influence or control exists, the investment is accounted for using the cost method. We evaluated the investment for impairment and determined there was none during the periods presented.

Property and Equipment

We incur certain costs associated with the design and development of molds and dies for our contract-manufacturing segment. These costs are held as deposits on the balance sheet until the molds or dies are finished and ready for use. At that point, the costs are included as part of production equipment in property and equipment and are amortized over their useful lives. We hold title to all molds and dies used in the manufacture of our various products. The capitalized cost, net of accumulated depreciation, associated with molds and dies included in property and equipment at March 31, 2018, and December 31, 2017 was $13,784 and $14,357, respectively.

Depreciation expense is recognized in amounts equal to the cost of depreciable assets over estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs, and renewals, which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operating results.

Depreciation expense for the three months ended March 31, 2018 and 2017, was $573 and $573, respectively.

Impairment of Long-Lived Assets

We review our long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. At each balance sheet date, we evaluate whether events and circumstances have occurred that indicate possible impairment. We use an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. We did not record expenses for the impairment of long-lived assets during the three months ended March 31, 2018 or 2017.

F-5

Financial Instruments with Derivative Features

We do not hold or issue derivative instruments for trading purposes. However, we have financial instruments that are considered derivatives or contain embedded features subject to derivative accounting. Embedded derivatives are valued separate from the host instrument and are recognized as derivative liabilities in our balance sheet. We measure these instruments at their estimated fair value and recognize changes in their estimated fair value in results of operations during the period of change. We have estimated the fair value of these embedded derivatives using a Multi-NomialLattis model. The fair values of the derivative instruments are measured each reporting period. We recorded a loss of $0 and $8,456 on the change in fair market values of derivative liabilities during the three months ended March 31, 2018 and 2017, respectively.

During the three months ended March 31, 2017, our common stock was made no longer available to trade. Because of this, the convertible note no longer met the criteria to bifurcate the instrument under ASC 815, Derivatives and Hedging. As such, we determined the underlying common stock of the instruments being accounted for as derivative liabilities had no value. As a result, the fair value of the derivative liabilities as of the date our common stock no longer was available to trade was written off to additional paid-in capital in accordance with ASC 815-15-35-4. We are no longer accounting for these instruments as derivative liabilities.

Stock-Based Compensation

We have outstanding stock options to directors and employees, which are described more fully in Note 11 – Stock Options and Warrants. We account for our stock options in accordance with ASC 718-10, Accounting for Stock Issued to Employees, which requires the recognition of the cost of employee services received in exchanged for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. ASC 718-10 also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award, typically the vesting period.

Stock-based employee compensation was $1,140 and $1,140 for the three months ended March 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying consolidated financial statements for cash, notes payable, and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of our debt obligations approximate fair value.

ASC 820-10-15 defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations. ASC 820-10-15 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

F-6

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Accounts payable and related-party payables have fair values that approximate the carrying values due to the short-term nature of these instruments.

Earnings (Loss) Per Share

Basic earnings (loss) per share (EPS) is calculated by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted EPS is similarly calculated, except that the weighted-average number of common shares outstanding would include common shares that may be issued subject to existing rights with dilutive potential when applicable. We had no potentially issuable common shares at March 31, 2018 and 2017, respectively.

Short-term Advances

We have short-term advances with various individuals. These advances are due upon demand, carry no interest, and are not collateralized. These advances are classified as short-term liabilities.

Recently Issued Accounting Pronouncements

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in this update clarify the following two aspects to Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. The entity first identifies the promised goods or services in the contract and reduces the cost and complexity. An entity evaluates whether promised goods and services are distinct. Topic 606 includes implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time).

Recently issued accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that require adoption and that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

NOTE 3 – GOING CONCERN AND REALIZATION OF ASSETS

In October 2016, we lost our ability to continue energy drink distribution, our principal source of revenue, after receiving an unfavorable ruling in our suit against Playboy Enterprises, Inc.

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern. We had a working capital deficiency of $35,967,617 and $35,750,688 as of March 31, 2018, and December 31, 2017, respectively, and a net loss of $246,974 and $371,946 during the three months ended March 31, 2018 and 2017. As of March 31, 2018, and December 31, 2017, we had an accumulated deficit of $76,846,273 and $76,599,299, respectively. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plan and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if we are unable to continue as a going concern.

F-7

In the coming year, our foreseeable cash requirements will relate to continual development of the operations of our business and the payment of expenses associated with operations and business developments. We may experience a cash shortfall and be required to raise additional capital.

Historically, we have mostly relied upon internally generated funds, such as shareholder loans and advances, to finance our operations and growth. Management may raise additional capital by retaining net earnings or through future public or private offerings of our stock or loans from private investors, although we cannot assure that we will be able to obtain such financing. Our failure to do so could have a material and adverse effect upon us and our shareholders.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment and estimated service lives consist of the following:

	March 31, 2018	December 31, 2017	Useful Life (years)
Furniture and office equipment	$177,900	$177,900	5 - 10
Leasehold improvements	997,714	997,714	7 - 10
Production equipment	2,886,267	2,886,267	5 - 10
Vehicles	53,209	53,209	3 - 7
Total	4,115,090	4,115,090
Less: accumulated depreciation	(4,101,306)	(4,100,733)
Property and equipment, net	$13,784	$14,357

There was $573 and $573 of depreciation expense recorded during the three months ended March 31, 2018 and 2017.

NOTE 5 – RELATED-PARTY TRANSACTIONS

Transactions Involving Officers, Directors, and Stockholders

We agreed to issue 6,000,000 options each year to our president as compensation for services provided as an officer. The terms of his employment agreement require that we grant to him options to purchase 6,000,000 shares of our common stock each year, with an exercise price equal to the market price of our common stock as of the grant date. During the three months ended March 31, 2018, we accrued for 6,000,000 stock options relating to the employment agreement with Mr. Hawatmeh, leaving a balance of 66.0 million and 60.0 million options as of March 31, 2018, and December 31, 2017 (See Note 6–Other Accrued Liabilities and Note 11–Stock Options and Warrants).

As of March 31, 2018, and December 31, 2017, we owed our president a total of $898,215 and $898,215 in unsecured advances, of which $890,000 and $890,000 were included in liabilities from discontinued operations. Additionally, 66.0 million and 60.0 million stock options with an aggregated value at time of grant of $169,496 and $168,896, respectively, were granted and accrued as of March 31, 2018, and December 31, 2017. The advances and short-term bridge loans were approved by our board of directors under a 5% borrowing fee. The borrowing fees were waived by our president on these loans.

Additionally, we owed $333 as of March 31, 2018, and December 31, 2017 to our controller for services rendered.

F-8

During the three months ended March 31, 2018, we repaid related-party payables of $37,145 and received advances from related parties via expenses paid on our behalf of $161,201.

NOTE 6 – OTHER ACCRUED LIABILITIES

Accrued tax liabilities consist of delinquent payroll taxes, interest, and penalties owed by us to the Internal Revenue Service (“IRS”) and other tax entities.

Accrued liabilities consist of the following:

	March 31, 2018	December 31, 2017
Tax liabilities	$681,831	$685,004
Other	54,000	44,380
Total	$735,831	$729,384

Other accrued liabilities as of December 31, 2017, included a non-interest-bearing payable totaling $44,380 that was due on demand. This was repaid during the three months ended March 31, 2018.

Accrued payroll and compensation liabilities consist of the following:

	March 31, 2018	December 31, 2017
Stock option expenses	$481,113	$479,973
Director fees	135,000	135,000
Bonus expenses	121,858	121,858
Commissions	2,148	2,148
Administrative payroll	3,427,582	3,414,258
Total	$4,167,701	$4,153,237

Stock option expenses consist of accrued employee stock option expenses. These stock options have been granted but were not issued due to the limited number of authorized and available shares (see Note 11–Stock Options and Warrants for further discussion).

The fair market value of the options issued during the three months ended March 31, 2018, was $1,140, using the following assumptions: estimated seven-year term, estimated volatility of 567%, and a risk-free rate between 2.38%. During the three months ended March 31, 2018, we accrued for 6,000,000 stock options relating to the employment agreement with Mr. Hawatmeh. The fair market value of the options was $600, using the following assumptions: estimated seven-year term, estimated volatility of 567% and a risk-free rate of 2.38%.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Litigation and Claims

Various vendors, service providers, and others have asserted legal claims in previous years. These creditors generally are not actively seeking collection of amounts due them, and we have determined that the probability of realizing any loss on these claims is remote and will seek to compromise and settle at a deep discount any of such claims that are asserted for collection. These amounts are included in our current liabilities. We have not accrued any liability for claims or judgments that we have determined to be barred by the applicable statute of limitations.

F-9

Buehner

In April 2009, a former landlord obtained a judgment against us totaling $125,923. In December 2012, the plaintiff obtained a Writ of Garnishment but was unable to collect on the judgment. There have been no further actions to collect the judgment amount. The statute of limitations to enforce the judgment expired on April 29, 2017. We have accrued $125,923 as of March 31, 2018, and December 31, 2017, respectively.

Noble Gate

In February 2014, Noble Gate, a former CirTran Beverage Corporation authorized distributor of the Playboy Energy Drink, filed suit against us in the U.S. District Court for the District of Utah alleging that Noble Gate was unable to obtain the necessary approvals to distribute the drink in China due to our pending litigation against Playboy Enterprises, Inc. and was seeking $500,000 in damages or to rescind Noble Gate’s distributorship agreement. We filed an answer and counterclaim, and in September 2015 obtained dismissal of Noble Gate’s claim and a judgment against it for $287,000. We believe the judgment is uncollectible and have not undertaken collection efforts in view of our analysis of the costs of collection as compared to any likely recovery. No gain has been recorded for the periods presented.

Playboy Enterprises, Inc.

Our former variable interest subsidiary, Play Beverages, LLC, filed suit against Playboy Enterprises, Inc. (“Playboy”) in Cook County, Illinois, Circuit Court in October 2012 asserting numerous claims, including breach of contract and tortious interference. Playboy responded with a counterclaim of breach of contract and trademark infringement. After proceedings in October 2016, the court awarded a judgment to Playboy of $6.6 million against Play Beverages and us. The court denied our motion for a new trial and awarded Playboy treble patent infringement damages and attorney’s fees. We filed a notice of appeal in July 2017 and again in March 2018. Playboy has initiated collection efforts, but has recovered no funds. We have accrued $17,205,599 as of March 31, 2018, and December 31, 2017, related to this judgment, which is included in liabilities from discontinued operations (see Note 13–Discontinued Operations).

Redi FZE

During the year ended December 31, 2011, litigation was brought against us by Redi FZE (“Redi”) claiming alleged breach of contract. We filed counterclaims against the plaintiff. On November 2, 2011, the court issued an injunction against Redi prohibiting it from selling and distributing Playboy-branded products in conjunction with its distribution agreement with us. On August 16, 2012, Redi withdrew the suit and on October 30, 2012, we were awarded a default judgment against Redi in the amount of $1,225,155. We have not collected on this judgment and are weighing the cost of collection against the likelihood of success. No gain or receivable has been recorded in the financial statements for the periods presented in connection with this case.

Old Dominion Freight Line

In December 2009, Old Dominion Freight Line filed suit against us for unpaid freight services in the amount of $30,464 and was awarded a default judgment of $33,187 in March 2010. The amount due is included in accounts payable as of March 31, 2018, and December 31, 2017, respectively.

F-10

RDS Touring

During the year ended December 31, 2011, RDS Touring (“RDS”) filed suit against us in Los Angeles Superior Court to enforce a previously entered into settlement agreement. In September 2011, our counsel withdrew from the suit, and RDS was awarded a default judgment of $118,426. In September 2012, RDS domesticated the default judgment in the state of Utah and sought to enforce the judgment against us. We filed a motion to set aside the judgment in December 2012, which was denied in March 2013. We will continue to resist the collection efforts by RDS. We had recorded a loss equal to the judgment of $118,426, of which $18,491 was previously paid, leaving $99,935 included in liabilities from discontinued operations as of March 31, 2018, and December 31, 2017.

Esebag

In July 2010, the Los Angeles Superior Court entered a judgment totaling $100,000, in favor of Jimmy Esebag and against us, for breach of contract. A judgment debtor examination of an affiliate took place in October 2013, and there have been no further recovery efforts to date. We will continue to resist the collection efforts from this judgment. We had recorded a loss equal to the judgment of $100,000, of which $40,881 was previously paid, leaving $59,119 included in liabilities from discontinued operations as of March 31, 2018, and December 31, 2017, respectively.

General Distributors, Inc.

During the year ended December 31, 2011, a suit was filed against us in Oregon Superior Court by General Distributors (“General”), and General was awarded a default judgment of $93,856 in February 2012. In January 2013, General domesticated the default judgment in the state of Utah and sought to collect it. In April 2013, General obtained a supplemental order to conduct a debtor examination. General did not serve the supplemental order until after the scheduled examination date and we objected to it. No further actions have been taken to date. We will continue to resist the collection efforts from this judgment. We had recorded a loss equal to the judgment of $93,856, which is included in liabilities from discontinued operations as of March 31, 2018, and December 31, 2017, respectively.

Advanced Beauty Solutions

In connection with our prior litigation with Advanced Beauty Solutions (“ABS”), it claimed nonperformance by us and filed an adversary proceeding in its bankruptcy case proceeding in the United States Bankruptcy Court, Central District of California, San Fernando Valley Division. On March 17, 2009, the Bankruptcy Court entered judgment in favor of ABS and against us in the amount of $1,811,667, plus interest. On September 11, 2009, the Bankruptcy Court denied our motion to set aside the judgment.

On September 8, 2010, we executed an Assignment of Copyrights, thereby assigning our Copyright Registration No. TX-6-064-955, Copyright Registration No. TX-6-064-956, and Copyright to the True Ceramic Pro - Live Ops (TCPS) infomercial and related master tapes (collectively the “Copyrights”) to ABS, without reservation or exclusion, making ABS the owner of the Copyrights.

F-11

On February 23, 2011, we filed a Motion to Declare Judgment Fully Satisfied or Alternatively to Recoup Mutual Debts, requesting that the court determine that our assignment of the Copyrights resulted in full satisfaction of the ABS judgment. On March 3, 2011, ABS brought a Motion for Order to Show Cause re Civil Contempt alleging that we had failed to make payments on ABS’s judgment in violation of the court’s orders. At the hearing on April 6, 2011, the court denied our motion to declare the judgment fully satisfied and granted ABS’s motion, but did not hold us in civil contempt. The court also set a hearing on the ABS motion for the order to show cause for July 8, 2011, regarding our compliance with collection orders, which the parties stipulated should be postponed until August 3, 2011. The parties attended mediation on July 11, 2011, but no formal settlement resulted. At the hearing in August 2011, the court found that a basis existed to hold us in contempt and set an evidentiary hearing for October 6, 2011, to determine whether to issue a contempt citation. We appealed the denial of the motion to declare judgment satisfied.

On March 22, 2012, we entered into a formal forbearance agreement with ABS, dated as of March 1, 2012 (the “ABS Forbearance Agreement”), whereby ABS agreed to take no further judgment enforcement actions in consideration of the payment of $25,000 upon execution of the definitive ABS Forbearance Agreement and satisfaction of applicable conditions precedent. The ABS Forbearance Agreement calls for us to pay $7,500 per month for 46 consecutive months (except for a payment of $15,000 in December 2012), commencing in March 2012, with the unpaid balance, as finally determined as provided below, due and payable in January 2016. No interest on the principal would accrue unless the note is in default, in which case, it would bear interest at 10% per annum from the date of the ABS Forbearance Agreement. In addition, we stipulated to an additional judgment for attorney’s fees incurred in negotiating the ABS Forbearance Agreement and entering into the related definitive agreements and in related post-judgment collection efforts. The obligation to pay $1,835,000 under the ABS Forbearance Agreement would be secured by an encumbrance on all of our assets, subject to the prior lien and encumbrance in favor of YA Global.

The principal amount of $1,835,000 due under the ABS Forbearance Agreement would be reduced by the greater of the amount of credit granted in the bankruptcy proceedings for the value of the intellectual property we previously conveyed to ABS and the amount received by ABS from the sale of such intellectual property to a third party during the term of the ABS Forbearance Agreement, plus the amount of any distribution to which we are entitled as a creditor of ABS, provided, however, that in no event would the amount due under the ABS Forbearance Agreement be reduced below $90,000, which is the amount payable during the first 12 months under the ABS Forbearance Agreement. ABS entered into a subordination agreement subordinating the obligation under the ABS Forbearance Agreement in favor of the obligations and first-priority security interest of YA Global. We conveyed to ABS the trademarks and intellectual property previously conveyed by ABS to us.

In May 2013, ABS sent us a notice of default under the ABS Forbearance Agreement. Although there were some negotiations between us and ABS following the notice of default, this matter has not been resolved.

Our appeal of the approximately $1.8 million judgment that had been remanded in the ABS bankruptcy proceedings to conclusively determine the amount of credit due us for the conveyance of the intellectual property has been dismissed. All litigation and disputes between ABS and its affiliates, on the one hand, and us and our affiliates, on the other hand, has been dismissed, including the pending order to show cause regarding contempt against us, our subsidiaries, and Iehab Hawatmeh.

We have assigned to ABS our creditor claim against the estate of ABS, to the extent of the balance due under the ABS Forbearance Agreement. Any distribution from the ABS estate in excess of the adjusted amounts due under the ABS Forbearance Agreement will be paid to us.

Because ABS’s lien is subordinated to liens on all of our assets in favor of YA Global and/or Tekfine, LLC, ABS is unable to presently take any steps to enforce its judgment. That could change in the future, at which time we would potentially face enforcement actions on the judgment, subject to our offset claims for the intellectual property and creditor claim.

F-12

We had accrued the minimum liability of $90,000, of which $45,000 has been paid leaving, $45,000 due which is included in accrued liabilities as of March 31, 2018, and December 31, 2017, respectively. Because the remaining liability is unknown and cannot be reasonably estimated, no additional amounts have been accrued.

Delinquent Payroll Taxes, Interest, and Penalties

In November 2004, the IRS accepted our Amended Offer in Compromise (the “Offer”) to settle delinquent payroll taxes, interest, and penalties. The acceptance of the Offer required that we pay $500,000. Additionally, the Offer required us to remain current in our payment of taxes for five years and not claim any net operating losses for the years 2001 through 2015, or until we pay taxes on future profits in an amount equal to the taxes waived by the Offer of $1,455,767. In June 2013, we entered into a partial installment agreement to pay $768,526 in unpaid 2009 payroll taxes. The installment agreement requires that we pay the IRS 5% of cash deposits. The monthly payments are to continue until the account balances are paid in full or until the collection statute of limitation expires on October 6, 2020. There was $373,617 and $376,617 due as of March 31, 2018, and December 31, 2017, of which $108,754 and $108,754 are included in liabilities from discontinued operations.

Employment Agreements

We engage Iehab Hawatmeh, our president and chief executive officer, through an employment agreement entered in August 2009 and amended in September 2017, with a salary in an amount and commencement date to be determined. In July 2017, Mr. Hawatmeh resigned all positions with us to pursue other business activities, thereby effectively terminating the agreement. However, in September 2017, we reinstated Mr. Hawatmeh to his previous positions and reinstated his employment agreement. Among other things, the reinstated employment agreement: (a) grants options to purchase a minimum of 6,000,000 shares of our stock each year, with an exercise price equal to the market price of our common stock as of the grant date, for the maximum term allowed under our stock option plan; (b) provides for health insurance coverage, cell phone, car allowance, life insurance, and director and officer liability insurance, as well as any other bonus approved by our board; and (c) includes additional incentive compensation as follows: (i) a quarterly bonus equal to 5% of our earnings before interest, taxes, depreciation and amortization for the applicable quarter; (ii) bonuses equal to 1% of the net purchase price of any acquisitions we complete that are directly generated and arranged by Mr. Hawatmeh; and (iii) an annual bonus (payable quarterly) equal to 1% of our gross sales of all products, net of returns and allowances.

Pursuant to the employment agreement, Mr. Hawatmeh’s employment may be terminated for cause, or upon death or disability, in which event we are required to pay him any unpaid base salary and unpaid earned bonuses. In the event that Mr. Hawatmeh is terminated without cause, we are required to pay to him: (i) within 30 days following such termination, any benefit, incentive or equity plan, program or practice (paid when the bonus would have been paid Employee if employed the “Accrued Obligations”); (ii) within 30 days following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to 30 months’ annual base salary; (iii) bonus(es) owing under the employment agreement for the two-year period after the date of termination (net of an bonus amounts paid as Accrued Obligations) based on actual results for the applicable quarters and fiscal years; and (iv) within 12 months following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to 30 months’ annual base salary; provided that if Mr. Hawatmeh is terminated without cause in contemplation of, or within one year, after a change in control, then two times such annual base salary and bonus payment amounts.

F-13

In addition to the employment agreement above, we have verbal contracts with our employees that require payment of noncash compensation in a fixed number of shares. During the three months ended March 31, 2018 and 2017, we did not grant options to purchase shares of common stock to employees due to the insufficient common shares available. We accrued an expense of $740 and $740 during the three months ended March 31, 2018 and 2017, respectively, for employee options relating to the verbal contracts of these employees.

NOTE 8 - NOTES PAYABLE

Notes payable consisted of the following:

	March 31, 2018	December 31, 2017
Note payable to former service provider for past-due account
payable (current)	$90,000	$90,000
Note payable for settlement of debt (long-term)	500,000	500,000
Total	$590,000	$590,000

There was $74,247 and $62,534 of accrued interest due on these notes as of March 31, 2018, and December 31, 2017, respectively.

NOTE 9 - CONVERTIBLE DEBENTURES

Convertible debentures consisted of the following:

	March 31, 2018	December 31, 2017
Convertible debenture, 5% stated interest rate, secured by all of our assets, due on October 20, 2018.	$200,000	$200,000
Convertible debenture, 5% stated interest rate, secured by all of our assets, due on April 30, 2027.	2,590,528	2,590,528
Total	$2,590,528	$2,590,528

The convertible debentures and accrued interest are convertible into shares of our common stock at the lower of $0.10 or the lowest bid price for the 20 trading days prior to conversion ($nil as of March 31, 2018, and December 31, 2017, respectively).

As of March 31, 2018, and December 31, 2017, we had accrued interest on the convertible debentures totaling $1,176,249 and $1,144,311, of which $9,452 and $6,986 was current and $1,166,797 and $1,137,325 was long term, respectively. As of March 31, 2018, and December 31, 2017, the debentures were convertible into nil shares of common stock due to the indeterminable price of our common stock.

NOTE 10 - STOCKHOLDERS’ DEFICIT

We are authorized to issue up to 4,500,000,000 shares of $0.001 par value common stock. There were no shares issued during the periods presented. We had a total of 4,498,891,910 common shares issued and outstanding as of March 31, 2018, and December 31, 2017.

F-14

NOTE 11 - STOCK OPTIONS AND WARRANTS

Stock Incentive Plans

During the three months ended March 31, 2018 and 2017, we did not grant options to purchase shares of common stock to employees or consultants. However, we have committed to issue stock and have recorded a corresponding liability (as described in Note 6–Other Accrued Liabilities) for commitments to issue a balance of 177.2 and 165.8 million stock options as of March 31, 2018 and December 31, 2017, respectively.

During the three months ended March 31, 2018, we accrued for 11,400,000 employee options relating to the employment contract of our president, directors and officers. The fair market value of the options accrued aggregated $1,140, using the following assumptions: seven-year term, volatility of 567%, a risk free rate of 2.38% and exercise price of $0.0001.

During the three months ended March 31, 2017, we accrued for 11,400,000 employee options relating to the employment contract of our president, directors and officers. The fair market value of the options accrued aggregated $1,140, using the following assumptions: seven-year term, volatility of 567%, a risk free rate of 2.26% and exercise price of $0.0001.

As of March 31, 2018, we had no unrecognized compensation costs related to options outstanding that have not yet vested at year-end that would be recognized in subsequent periods. See Note 6–Other Accrued Liabilities for a description of amounts of option expenses included in accrued payroll and compensation expense.

NOTE 12 – DISCONTINUED OPERATIONS

At October 21, 2016, we exited the beverage licensing and distribution business. The assets and liabilities associated with these businesses are displayed as assets and liabilities from discontinued operations as of March 31, 2018, and December 31, 2017, as a result. Additionally, the revenues and costs associated with these businesses are displayed as losses from discontinued operations for the three months ended March 31, 2018 and 2017.

Total assets and liabilities included in discontinued operations were as follows:

	March 31, 2018	December 31, 2017
Assets From Discontinued Operations:
Cash	$135	$62
Total assets from discontinued operations	$135	$62

Liabilities From Discontinued Operations:
Accounts payable	$19,698,096	$19,641,248
Accrued liabilities	691,449	732,548
Accrued interest	753,250	715,409
Accrued payroll and compensation expense	128,050	311,806
Current maturities of long-term debt	239,085	239,085
Related-party payable	1,947,713	1,776,250
Short-term advances payable	2,579,773	2,579,773
Total liabilities from discontinued operations	$26,037,416	$25,996,119

F-15

Net losses from discontinued operations were comprised of the following components:

	Three Months Ended March 31,
	2018	2017
Net sales	$-	$-
Cost of sales	-	-
Gross profit	-	-

Operating expenses
Selling, general and administrative expenses	7,858	72,857
Total operating expenses	7,858	72,857

Other expense
Interest expense	37,841	40,504
Total other expense	37,841	40,504

Net loss from discontinued operations	$(45,699)	$(113,361)

NOTE 13 - SUBSEQUENT EVENTS

We have evaluated all events occurring subsequent to the financial statements and determined there are no additional items to disclose.

F-16

Report of Independent Registered Accounting Firm

To the Board of Directors and Shareholders of CirTran Corporation:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CirTran Corporation (“the Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2017 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

F-17

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2013.

Salt Lake City, UT

May 11, 2018

F-18

CITRAN CORPORATION AND SUBSIDIAIRES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS

Current assets
Cash and cash equivalents	$5,824	$273
Other current assets	347	-
Assets in discontinued operations	62	256
Total current assets	6,233	529

Investment in securities at cost	300,000	300,000
Property and equipment, net of accumulated depreciation	14,357	16,076

Total assets	$320,590	$316,605

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Checks written in excess of bank balance	$-	$2,620
Accounts payable	2,217,329	1,856,287
Related-party payable	8,548	948
Short-term advances payable	44,506	44,506
Short-term advances payable - related parties	520,608	320,663
Accrued liabilities	729,384	704,848
Accrued payroll and compensation expense	4,153,237	4,113,300
Accrued interest, current portion	1,644,719	2,292,987
Deferred revenue	638	638
Derivative liability	-	3,398,597
Convertible debenture, current portion	200,000	2,390,528
Notes payable, current portion	90,000	90,000
Note payable to stockholders and members	151,833	151,833
Liabilities from discontinued operations	25,996,119	25,770,225
Total current liabilities	35,756,921	41,137,980

Accrued interest, net of current portion	1,137,325	-
Note payable, net of current portion	500,000	-
Convertible debenture, net of current portion	2,390,528	-
Total liabilities	39,784,774	41,137,980

Commitments and contingencies	-	-

Stockholders’ deficit
Common stock, par value $0.001; 4,500,000,000 shares authorized; 4,498,891,910 shares issued and outstanding	4,498,892	4,498,892
Additional paid in capital	32,636,223	29,229,170
Accumulated deficit	(76,599,299)	(74,549,437)
Total stockholders’ deficit	(39,464,184)	(40,821,375)

Total liabilities and stockholders’ deficit	$320,590	$316,605

The accompanying notes are an integral part of these consolidated financial statements.

F-19

CITRAN CORPORATION AND SUBSIDIAIRES

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2017	2016
Net sales	$12,500	$-
Cost of sales	-	-
Gross profit	12,500	-

Operating expenses
Selling, general and administrative expenses	805,694	1,566,514
Total operating expenses	805,694	1,566,514

Loss from operations	(793,194)	(1,566,514)

Other income (expense)
Interest expense	(489,058)	(438,617)
Loss on settlement of debt	(500,000)	(1,650)
Loss on derivative valuation	(8,456)	(132,349)
Equity in losses of deconsolidated entity	-	4,270,552
Total other income (expense)	(997,514)	3,697,936

Net income (loss) from continuing operations	(1,790,708)	2,131,422

Loss from discontinued operations	(259,154)	(24,962,380)

Net loss	$(2,049,862)	$(22,830,958)

Net loss from discontinued operations per common share, basic and diluted	$(0.00)	$(0.01)
Net income (loss) from continuing operations per common share, basic	$(0,00)	$0.00
Loss per common share, basic and diluted	$(0.00)	$(0.01)
Basic weighted average common shares outstanding	4,498,891,910	4,498,891,910
Diluted weighted average common shares outstanding	4,498,891,910	345,331,533,910

The accompanying notes are an integral part of these consolidated financial statements.

F-20

CITRAN CORPORATION AND SUBSIDIAIRES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	Common Stock		Additional Paid-in	Accumulated	Non-Controlling
	Shares	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2015	4,498,891,910	$4,498,892	$29,229,170	$(51,718,479)	$(9,558,001)	$(27,548,418)

Deconsolidation of subsidiary	-	-	-	-	9,558,001	9,558,001
Net loss, year ended December 31, 2016	-	-	-	(22,830,958)	-	(22,830,958)
Balance, December 31, 2016	4,498,891,910	$4,498,892	$29,229,170	$(74,549,437)	$-	$(40,821,375)

Write off of derivative liability	-	-	3,407,053	-	-	3,407,053
Net loss, year ended December 31, 2017	-	-	-	(2,049,862)	-	(2,049,862)
Balance, December 31, 2017	4,498,891,910	$4,498,892	$32,636,223	$(76,599,299)	$-	$(39,464,184)

The accompanying notes are an integral part of these consolidated financial statements.

F-21

CITRAN CORPORATION AND SUBSIDIAIRES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net (loss) income from continuing operations	$(1,790,708)	$2,131,422
Adjustments to reconcile net (loss) income to net cash used in operating activities
Equity in losses of deconsolidated entity	-	(4,270,552)
Loss on settlement of debt	500,000	-
Expenses paid on behalf of Company by a related party	184,880	-
Depreciation expense	1,719	2,292
Loss on derivative fair value adjustment	8,456	132,349
Changes in operating assets and liabilities:
Accounts receivable	-	-
Other current assets	(347)	507
Accounts payable	361,042	31,699
Accrued liabilities	24,536	24,397
Accrued payroll and compensation	39,937	344,930
Accrued interest	489,057	454,560
Related-party payable	7,600	(5,100)
Net cash used in continuing operating activities	(173,828)	(1,153,496)
Net cash provided by discontinued operations	(33,066)	1,346,460
Net cash provided by (used in) operating activities	(206,894)	192,964

Cash flows from financing activities
Bank overdraft	(2,620)	130
Proceeds from related-party loans	457,758	162,756
Repayments of related-party loans	(442,693)	(356,462)
Proceeds from convertible loans payable	200,000	-
Proceeds from loans payable	-	-
Cash provided by (used in) financing activities	212,445	(193,576)
Cash used in discontinued financing activities	-	-
Net cash provided by (used in) financing activities	212,445	(193,576)

Net change in cash	5,551	(612)
Cash, beginning of period	273	885
Cash, end of period	$5,824	$273

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental disclosure of noncash investing activities
Write off of derivative liability to additional paid in capital	$3,407,053	$-
Write off of minority interest from disposal of business	$-	$9,558,001
Conversion of account payable to note payable	$-	$8,231

The accompanying notes are an integral part of these consolidated financial statements.

F-22

CIRTRAN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

CirTran Corporation (“Cirtran” or “the Company”) now without significant operations due to shortages of working capital, through its different subsidiaries, has provided a mix of high- and medium-volume turnkey manufacturing services and products using various high-tech applications for leading electronics original equipment manufacturers in the communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical, semiconductor and beverage industries. CirTran’s service capabilities include pre-manufacturing, manufacturing, and post-manufacturing services. CirTran’s goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

CirTran Corporation (collectively, the “Company” or “CirTran”) consolidates all of its majority-owned subsidiaries, companies over which the Company exercises control through majority voting rights and companies in which it has a variable interest and the Company is the primary beneficiary. The Company accounts for its investments in common stock of other companies that the Company does not control but over which the Company can exert significant influence using the cost method.

The consolidated financial statements include the accounts of CirTran Corporation and its wholly owned subsidiaries: CirTran Beverage Corp., CirTran Products Corp., CirTran Online Corp., CirTran Media Corp., CirTran Corporation (Utah), CirTran - Asia, Inc., and Racore Network, Inc.

The consolidated financial statements also include the accounts of After Bev Group LLC (“AfterBev”), a majority controlled entity, and Play Beverages LLC (“PlayBev”), a consolidated variable interest entity. PlayBev held a license agreement to manufacture and distribute energy drinks and water under the Playboy Enterprises (“Playboy”) name. The license was disputed and PlayBev ceased operations in October 2016 at which time the Company deconsolidated Playbev (see Note 4 – Variable Interest Entity). All intercompany balances and transactions have been eliminated.

Use of Estimates

In preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when products are shipped, title passes to the customer or independent sales representative at the time of shipment, the price is fixed and determinable and collectability of revenue is reasonably assured. Returns for defective items are either repaired and sent back to the customer or returned for credit or replacement product. Historically, expenses associated with returns have not been significant and have been recognized as incurred.

F-23

Royalty income is included as part of sales. The Company recognizes royalty revenue as it is earned. The customer distribution agreements generally specify minimum royalty fees due to the Company during the contract period. The Company recognizes royalty income on a straight-line basis over the term of the distribution agreement when, based on management’s analysis of sales history, the customer is not expected to meet the minimum required sales projections for the contract period. Deferred revenue on royalty income as of December 31, 2017 and 2016, was $638 and $638, respectively.

Revenue on refundable customer deposits is applied to customer sales in accordance with the distribution agreement, unless the customer is in default with the terms of the distribution agreement and the deposit is forfeited. The Company recognizes revenue on refundable deposits in the event the customer defaults on the terms of the distribution contract. During the year ended December 31, 2016, all distribution agreements entered default and the deposits forfeited. The effects of these forfeitures are included in losses from discontinued operations.

Shipping and handling fees are included as part of net sales. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of goods sold.

The Company through, its consolidated subsidiary PlayBev, held a product license agreement with Playboy to manufacture, market and distribute energy drinks and water. The license was disputed and revoked in October 2016. The effects of this business are included in results from discontinued operations through the date of deconsolidation of PlayBev.

Cash and Cash Equivalents

The Company considers all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents. The Company did not hold any cash equivalents as of December 31, 2017 or 2016.

Accounts Receivable

Accounts receivable are carried at the original invoice amount, less an estimate made for doubtful accounts based on a review of outstanding amounts. Specific reserves are estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivable, and changes in payment histories. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Bad debt expense for the years ended December 31, 2017 and 2016, was $178,899 and $594,930, respectively. Accounts receivable, net of allowances for uncollectible accounts of $2,524,303 as of December 31, 2017 and 2016 were $0, respectively.

Inventories

Inventories are stated at the lower of average cost or market value. Cost on manufactured inventories includes labor, material, and overhead. Overhead cost is based on indirect costs allocated to cost of sales, work-in-process inventory, and finished goods inventory. Indirect overhead costs have been charged to cost of sales or capitalized as inventory, based on management’s estimate of the benefit of indirect manufacturing costs to the manufacturing process.

When there is evidence that the inventory’s value is less than original cost, the inventory is reduced to market value. The Company determines market value on current resale amounts and whether technological obsolescence exists. The Company has agreements with most of its manufacturing customers that require the customers to purchase inventory items related to their contracts in the event that the contracts are cancelled.

The Company did not hold any inventories as of December 31, 2017 or 2016.

F-24

Investment in Securities

The Company’s cost-method investment consists of an investment in a private digital multi-media technology company that totaled $300,000 at December 31, 2017 and 2016. As the Company owned less than 20% of that company’s stock as of December 31, 2017 and 2016, and no significant influence or control exists, the investment is accounted for using the cost method. The Company evaluated the investment for impairment and determined there was none during the years ended December 31, 2017 or 2016.

Property and Equipment

The Company incurs certain costs associated with the design and development of molds and dies for its contract-manufacturing segment. These costs are held as deposits on the balance sheet until the molds or dies are finished and ready for use. At that point, the costs are included as part of production equipment in property and equipment and are amortized over their useful lives. The Company holds title to all molds and dies used in the manufacture of its various products. The capitalized cost, net of accumulated depreciation, associated with molds and dies included in property and equipment at December 31, 2017 and 2016, was $14,357 and $16,076, respectively.

Depreciation expense is recognized in amounts equal to the cost of depreciable assets over estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs, and renewals, which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operating results.

Depreciation expense for the years ended December 31, 2017 and 2016 was $1,719, and $2,292 respectively.

Patents

Legal fees and other direct costs incurred in obtaining patents in the United States and other countries are capitalized. Patent costs are amortized over the estimated useful life of the patent. The Company held patents of $0 and $38,056 as of December 31, 2017 and 2016 which were fully amortized as of December 31, 2016.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. At each balance sheet date, the Company evaluates whether events and circumstances have occurred that indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. The Company did not record expenses for the impairment of long-lived assets during the years ended December 31, 2017 and 2016.

Financial Instruments with Derivative Features

The Company does not hold or issue derivative instruments for trading purposes. However, the Company has financial instruments that are considered derivatives, or contain embedded features subject to derivative accounting. Embedded derivatives are valued separate from the host instrument and are recognized as derivative liabilities in the Company’s balance sheet. The Company measures these instruments at their estimated fair value and recognizes changes in their estimated fair value in results of operations during the period of change. The Company has estimated the fair value of these embedded derivatives using a Multi-NomialLattis model. The fair values of the derivative instruments are measured each reporting period. The Company recorded a loss of $8,456 and $132,349 on the change in fair market values of derivative liabilities during the years ended December 31, 2017 and 2016.

F-25

During the year ended December 31, 2017, the Company’s common stock was made no longer available to trade. Because of this, the convertible note no longer met the criteria to bifurcate the instrument under ASC 815 Derivatives and Hedging. As such, the Company determined the underlying common stock of the instruments being accounted for as derivative liabilities had no value. As a result, the fair value of the derivative liabilities as of the date our common stock no longer was available to trade was written off to additional paid in capital in accordance with ASC 815-15-35-4. The Company is no longer accounting for these instruments as derivative liabilities.

Advertising Costs

The Company expenses advertising costs as incurred. The Company did not incur advertising costs during the years ended December 31, 2017 or 2016.

Stock-Based Compensation

The Company has outstanding stock options to directors and employees, which are described more fully in Note 15 – Stock Options and Warrants. The Company accounts for its stock options in accordance with ASC 718-10, Accounting for Stock Issued to Employees, which requires the recognition of the cost of employee services received in exchanged for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. ASC 718-10 also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period).

Stock-based employee compensation was $1,340 and $1,340 for the years ended December 31, 2017 and 2016, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets, liabilities, the carryforward of operating losses and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as used.

Concentrations of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company sells principally to recurring customers, wherein the customer’s ability to pay has previously been evaluated. The Company generally does not require collateral. Allowances are maintained for potential credit losses, which generally have been within management’s expectations. Accounts receivable, net of allowances, were $0 as of December 31, 2017 and 2016.

During the year ended December 31, 2017, the Company generated revenues totaling $12,500 which were from one customer. There were no revenues during the year ended December 31, 2016.

F-26

During 2006, PlayBev entered into an exclusive licensing agreement with Playboy, whereby PlayBev agreed to internationally market and distribute a new energy drink carrying the Playboy name and “Rabbit Head” logo symbol. In May 2007, PlayBev entered into an exclusive agreement with the Company to arrange for the manufacture, marketing and distribution of the energy drinks, other Playboy-licensed beverages, and related merchandise through various distribution channels throughout the world. The exclusive arrangement with Playboy creates a concentration of supply risk. The Company will not be able to market its products under the Playboy brand without the licensing agreement and would be at risk to lose significant marketability of its products. In March 2012, Playboy and PlayBev extended the licensing agreement through July 31, 2012, to allow PlayBev and Playboy to negotiate a potential new licensing agreement. The Company’s lost its ability to continue energy drink distribution, its principal source of revenue, during October 2016 after a court order to remove the license was granted toPlayboy.

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying consolidated financial statements for cash, notes payable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company’s debt obligations approximate fair value.

820-10-15 defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations. FASB ASC 820-10-15 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company values derivative liabilities using Level 3 inputs. Accounts payable and related-party payables have fair values that approximate the carrying value due to the short term nature of these instruments.

Loss Contingencies

The Company is subject to various legal and administrative proceedings, asserted and potential claims, and potential asset impairments (loss contingencies) that arise in the ordinary course of business. An estimated loss from such contingencies is recognized as a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Disclosure of a loss contingency is required if there is at least a reasonable possibility that a loss has been incurred. The outcomes of legal and administrative proceedings and claims, and the estimation asset impairments, are subject to significant uncertainty. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. At each reporting date, the Company reviews the status of each significant matter, and the Company may revise its estimates. These revisions could have a material impact on the Company’s results of operations and financial position. During the year ended December 31, 2016, the Company received a judgment against it and recorded a $17,205,599 loss related to the accrual of this judgment. There were no additional loss contingencies recorded during the year ended December 31, 2017.

F-27

Earnings (Loss) Per Share

Basic earnings (loss) per share (EPS) is calculated by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted EPS is similarly calculated, except that the weighted-average number of common shares outstanding would include common shares that may be issued subject to existing rights with dilutive potential when applicable. The Company had nil and 340,832,642,000 in potentially issuable common shares at December 31, 2017 and 2016, respectively. The potentially issuable common shares as of December 31, 2017 were excluded from the calculation of diluted EPS because the effects were anti-dilutive.

Short-term Advances

The Company has short-term advances with various individuals. These advances are due upon demand, carry no interest and are not collateralized. These advances are classified as short-term liabilities.

Recently Issued Accounting Pronouncements

Recently issued accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that require adoption and that do not require adoption until a future date are not expected to have a material impact on our financial statements upon adoption.

NOTE 3 – GOING CONCERN AND REALIZATION OF ASSETS

In October 2016, the Company lost its ability to continue energy drink distribution, its principal source of revenue after receiving an unfavorable ruling in its suit against Playboy.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company had a working capital deficiency of $35,750,688 and $41,137,451 as of December 31, 2017 and 2016, respectively; a net loss of $2,049,862 and $22,830,958 during the years ended December 31, 2017 and 2016. As of December 31, 2017, and 2016, the Company had an accumulated deficit of $76,599,299 and $74,549,437, respectively. Cash used in operating activities was $206,894 and $192,964 during the years ended December 31, 2017 and 2016. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

In the coming year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business and the payment of expenses associated with operations and business developments. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, it has mostly relied upon internally generated funds such as shareholder loans and advances to finance its operations and growth. Management may raise additional capital by retaining net earnings or through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon it and its shareholders.

F-28

NOTE 4 - VARIABLE INTEREST ENTITY

Consolidation of PlayBev

During the year ended December 31, 2007, the Company, through AfterBev a 51% voting and 4% economic interest consolidated subsidiary, purchased a 50% ownership in PlayBev for $750,000. As condition of the purchase, AfterBev was to develop an acceptable operating plan for PlayBev, procure a credit facility with a third party at prevailing market rates sufficient to fund PlayBev’s working capital needs, and provide a third-party vendor to develop, manufacture, and distribute the energy drink product. Upon satisfactory completion of these events, AfterBev was granted an additional 1% ownership interest in PlayBev bringing its total investment to 51%. During the year ended December 31, 2013 PlayBev admitted another member at 25% ownership the effect of which reduced AfterBev’s total investment to 41%. Certain participating rights held by the minority interest holders of PlayBev prevented it being consolidated with the Company under the majority ownership accounting guidance. The Company was selected to develop, manufacture, and distribute the energy drinks as well as provide the credit facility to support the working capital needs of PlayBev.

Effective January 1, 2010, the Company adopted the new provisions under generally accepted accounting principles (“GAAP”), ASC 810-10, “Consolidation of Variable Interest Entities” which caused it to reevaluate its involvement with PlayBev. The Company determined that it was the primary beneficiary of PlayBev and that the assets, liabilities and operations of PlayBev should be consolidated into its financial statements beginning January 1, 2010. This assessment was made based the activities that most significantly impact the economic results of PlayBev are made by a management team the Company has control of.

On October 21, 2016, PlayBev received an unfavorable judgment against it in its suit against Playboy. Upon receipt of the judgment, the Company ceased operations upon which the activities most impacting the economic performance of Playbev changed from general operations decisions to macro level business direction decisions. Upon this change, the Company no longer controlled the governing body making decisions most significantly impacting the economic performance of PlayBev and was no, longer considered a variable interest entity as of October 21, 2016.

At October 21, 2016, the Company deconsolidated Playbev from its financial statements resulting in a gain on equity in losses of deconsolidated entity of $4,270,552. The historical results of Playbev are included in discontinued operations and amount to the following as of and for the years ended December 31, 2017 and 2016:

	December 31,
	2017	2016
Assets in discontinued operations	$-	$-
Liabilities in discontinued operations	$-	$-
Loss from discontinued operations	$-	$(1,375,812)

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment and estimated service lives consist of the following:

	December 31,		Useful Life
	2017	2016	(years)
Furniture and office equipment	$177,900	$220,763	5 - 10
Leasehold improvements	997,714	997,714	7 - 10
Production equipment	2,886,267	4,025,924	5 - 10
Vehicles	53,209	53,209	3 - 7
Total	4,115,090	5,297,610
Less: accumulated depreciation	(4,100,733)	(5,281,534)
Property and equipment, net	$14,357	$16,076

F-29

There was $1,719 and $2,292 of depreciation expense recorded during the years ended December 31, 2017 and 2016.

NOTE 6 – RELATED-PARTY TRANSACTIONS

Transactions involving Officers, Directors, and Stockholders

In 2007, the Company issued a 10% promissory note to a family member of the Company president in exchange for $300,000. The note was due on demand after May 2008. During the years ended December 31, 2017 and 2016, the Company repaid principal and interest totaling $0 and $0, respectively. At December 31, 2017 and 2016, the principal amount owing on the note was $151,833 and $151,833, respectively.

On March 31, 2008, the Company issued to this same family member, along with two other Company shareholders, promissory notes totaling $315,000 ($105,000 each). Under the terms of these three $105,000 notes, the Company received total proceeds of $300,000, and agreed to repay the amount received plus a 5% borrowing fee. The notes were due April 30, 2008, after which they were due on demand, with interest accruing at 12% per annum. During 2017 and 2016, the Company made no payments towards the outstanding notes. The principal balance owing on the $105,000 notes as of December 31, 2017 and 2016, totaled $72,466 and $72,466, respectively and are presented in liabilities from discontinued operations.

The Company has agreed to issue 6,000,000 options each year to the Company President as compensation for services provided as an officer of the Company. The terms of the employment agreement require the Company to grant to the Company President options to purchase 6,000,000 shares of the Company’s stock each year, with the exercise price of the options being the market price of the Company’s common stock as of the grant date. During the year ended December 31, 2017 and 2016, the Company accrued for 6,000,000 stock options relating to the employee agreement with Mr. Hawatmeh leaving a balance of 60.0 and 54.0 million options as of December 31, 2017 and 2016 (See Note 7 and Note 15).

As of December 31, 2017 and 2016, the Company owed its president a total of $898,215 and $890,615 in unsecured advances of which $890,000 and $890,000 were included in liabilities from discontinued operations. Additionally, 60,000,000 and 54,000,000 stock options with an aggregated value at time of grant of $168,896 and $168,296, respectively, were owed as of December 31, 2017 and 2016. The advances and short-term bridge loans were approved by the board of directors under a 5% borrowing fee. The borrowing fees were waived by the Company’s president on these loans.

Additionally, the Company owed $333 as of December 31, 2017 and 2016 to its controller for services rendered.

NOTE 7 – OTHER ACCRUED LIABILITIES

Accrued tax liabilities consist of delinquent payroll taxes, interest and penalties owed by the Company to the Internal Revenue Service (“IRS”) and other tax entities.

Accrued liabilities consist of the following as of December 31, 2017 and 2016:

	December 31,
	2017	2016
Tax liabilities	685,004	659,262
Other	44,380	45,586
Total	$729,384	$704,848

Other accrued liabilities include a non-interest bearing payable totaling $44,380 that is due on demand. There were no repayments made during the years ended December 31, 2017 or 2016.

F-30

Accrued payroll and compensation liabilities consist of the following as of December 31, 2017 and 2016:

	December 31,
	2017	2016
Stock option expenses	479,973	478,633
Director fees	135,000	135,000
Bonus expenses	121,858	121,858
Commissions	2,148	2,148
Administrative payroll	3,414,258	3,375,661
Total	$4,153,237	$4,113,300

Stock option expenses consist of accrued employee stock option expenses. These stock options have been granted but were not issued due to the limited number of authorized and available shares (see Note 15 for further discussion).

The fair market value of the options issued during the year ended December 31, 2017 was $1,340, using the following assumptions: estimated seven-year term, estimated volatility of 567% and a risk-free rates between 2.02% and 2.46%. During the year ended December 31, 2016, the Company accrued for 6,000,000 stock options relating to the employee agreement with Mr. Hawatmeh. The fair market value of the options was $600, using the following assumptions: estimated seven-year term, estimated volatility of 363% and a risk-free rate of 2.06%.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Litigation and Claims

Various vendors, service providers, and others have asserted in previous years legal claims. These creditors generally are not actively seeking collection of amounts due them, and the Company has determined that the probability of realizing any loss on these claims to be remote and will seek to compromise and settle at a deep discount any of such claims that are asserted for collection. These amounts are included in the Company’s current liabilities. The Company has not accrued any liability for claims or judgments that the Company has determined to be barred by the applicable statute of limitations.

Buehner

In April 2009, a former landlord of the Company obtained a judgment against the company totaling $125,923. In December 2012, the plaintiff obtained a Writ of Garnishment but was unable to collect on the judgment. There have been no further actions to collect the judgment amount. The statute of limitations to enforce the judgment expired on April 29, 2017.The Company has accrued $125,923 as of December 31, 2017 and 2016, respectively.

Noble Gate

In February 2014, Noble Gate, a former CirTran Beverage Corporation authorized distributor of the Playboy Energy Drink, filed suit against the Company in the U.S. District Court for the District of Utah alleging that Noble Gate was unable to obtain the necessary approvals to distribute the drink in China due to pending litigation between the Company and its affiliates and Playboy Enterprises and is seeking $500,000 in damages or to rescind Noble Gate’s distributorship agreement. The Company and its affiliates filed an answer and counterclaim, and in September 2015 obtained dismissal of Noble Gate’s claim and a judgment against it for $287,000. The Company believes the judgment is uncollectible and has not undertaken collection efforts in view of its analysis of the costs of collection as compared to any likely recovery. No gain has been recorded for the years ended December 31, 2017 or 2016.

F-31

Playboy Enterprises, Inc.

The Company’s affiliate, Play Beverages, LLC, filed suit against Playboy Enterprises (“Playboy”) in Cook County, Illinois, Circuit Court in October 2012 asserting numerous claims, including breach of contract and tortious interference. Playboy responded with a counterclaim of breach of contract and trademark infringement. After proceedings in October 2016, the court awarded a judgment to Playboy of $6.6 million against Play Beverages and the Company. The court denied the defendants motion for a new trial and awarded Playboy treble patent infringement damages and attorney’s fees. The defendants filed a notice of appeal in July 2017 and again in March 2018. Playboy has initiated collection efforts but has recovered no funds. The Company has accrued $17,205,599 as of December 31, 2017 and 2016 related to this judgment which is included in liabilities from discontinued operations (see Note 16–Discontinued Operations).

Redi FZE

During the year ended December 31, 2011, litigation was brought against the Company by Redi FZE (“Redi”) claiming alleged breach of contract. The Company filed counterclaims against the plaintiff. On November 2, 2011, the court issued an injunction against Redi prohibiting it from selling and distributing Playboy branded products in conjunction with its distribution agreement with the company. On August 16, 2012, Redi withdrew the suit and on October 30, 2012 the Company was awarded a default judgment against Redi in the amount of $1,225,155. The Company has not collected on this judgment and is weighing the cost of collection against the likelihood of success. No gain or receivable has been recorded in the financial statements for the years ended December 31, 2017 or 2016 in connection with this case.

Old Dominion Freight Line

In December 2009, Old Dominion Freight Line (“Dominion”) filed suit against the Company for unpaid freight services in the amount of $30,464 and awarded a default judgment of $33,187 in March 2010. The amount due is included in accounts payable as of December 31, 2017.

RDS Touring

During the year ended December 31, 2011, RDS Touring (“RDS”) filed suit against the Company in Los Angeles Superior Court to enforce a previously entered into settlement agreement. In September 2011, counsel on behalf of the Company withdrew from the suit and RDS was awarded a default judgment of $118,426. In September 2012, RDS domesticated the default judgment in the state of Utah and sought to enforce the judgment against the Company. The Company filed a motion to set aside the judgment in December 2012 which was denied in March 2013. The Company will continue to resist the collection efforts by RDS. The Company had recorded a loss equal to the judgment of $118,426 of which $18,491 was previously paid leaving $99,935 being included in liabilities from discontinued operations as of December 31, 2017 and 2016.

Esebag

In July 2010, the Company received a judgement against it for breach of contract totaling $100,000. A judgement debtor examination of an affiliate took place in October 2013 and there have been no further recovery efforts to date. The Company will continue to resist the collection efforts from this judgement. The Company had recorded a loss equal to the judgement of $100,000 of which $40,881 was previously paid leaving $59,119 being included in liabilities from discontinued operations as of December 31, 2017 and 2016.

F-32

General Distributors, Inc.

During the year ended December 31, 2011, a suit was filed against the Company in Oregon Superior Court by General Distributors (“General”) and was awarded a default judgment of $93,856 in February 2012. In January 2013, General domesticated the default judgment in the state of Utah and sought to enforce the judgment against the Company. In April 2013, General obtained a Supplemental Order to conduct a debtor examination. General did not serve the Supplemental Order until after the scheduled examination date and the Company objected to the Supplemental Order. No further actions have been taken to date. The Company will continue to resist the collection efforts from this judgment. The Company had recorded a loss equal to the judgment of $93,856 and is included in liabilities from discontinued operations as of December 31, 2017 and 2016.

Advanced Beauty Solutions

In connection with our prior litigation with Advanced Beauty Solutions (“ABS”), it claimed nonperformance by us and filed an adversary proceeding in its bankruptcy case proceeding in the United States Bankruptcy Court, Central District of California, San Fernando Valley Division. On March 17, 2009, the Bankruptcy Court entered judgment in favor of ABS and against us in the amount of $1,811,667, plus interest. On September 11, 2009, the Bankruptcy Court denied our motion to set aside the judgment.

On September 8, 2010, we executed an Assignment of Copyrights, thereby assigning our Copyright Registration No. TX-6-064-955, Copyright Registration No. TX-6-064-956, and Copyright to the True Ceramic Pro - Live Ops (TCPS) infomercial and related master tapes (collectively the “Copyrights”) to ABS, without reservation or exclusion, making ABS the owner of the Copyrights.

On February 23, 2011, we filed a Motion to Declare Judgment Fully Satisfied or Alternatively to Recoup Mutual Debts, requesting that the court determine that our assignment of the Copyrights resulted in full satisfaction of the ABS judgment. On March 3, 2011, ABS brought a Motion for Order to Show Cause re Civil Contempt alleging that we had failed to make payments on ABS’s judgment in violation of the court’s orders. At the hearing on April 6, 2011, the court denied our motion to declare the judgment fully satisfied and granted ABS’s motion, but did not hold us in civil contempt. The court also set a hearing on the ABS motion for the order to show cause for July 8, 2011, regarding our compliance with collection orders, which the parties stipulated should be postponed until August 3, 2011. The parties attended mediation on July 11, 2011, but no formal settlement resulted. At the hearing in August, the court found that a basis existed to hold us in contempt and set an evidentiary hearing for October 6, 2011, to determine whether to issue a contempt citation. We appealed the denial of the motion to declare judgment satisfied.

On March 22, 2012, we entered into a formal forbearance agreement with ABS, dated as of March 1, 2012 (the “ABS Forbearance Agreement”), whereby ABS agreed to take no further judgment enforcement actions in consideration of the payment of $25,000 upon execution of the definitive ABS Forbearance Agreement and satisfaction of applicable conditions precedent. The ABS Forbearance Agreement calls for us to pay $7,500 per month for 46 consecutive months (except for a payment of $15,000 in December 2012), commencing in March 2012, with the unpaid balance, as finally determined as provided below, due and payable in January 2016. No interest on the principal would accrue unless the note is in default, in which case, it would bear interest at 10% per annum from the date of the ABS Forbearance Agreement. In addition, we stipulated to an additional judgment for attorney’s fees incurred in negotiating the ABS Forbearance Agreement and entering into the related definitive agreements and in related post-judgment collection efforts. The obligation to pay $1,835,000 under the ABS Forbearance Agreement would be secured by an encumbrance on all of our assets, subject to the prior lien and encumbrance in favor of YA Global.

F-33

The principal amount of $1,835,000 due under the ABS Forbearance Agreement would be reduced by the greater of the amount of credit granted in the bankruptcy proceedings for the value of the intellectual property we previously conveyed to ABS and the amount received by ABS from the sale of such intellectual property to a third party during the term of the ABS Forbearance Agreement, plus the amount of any distribution to which we are entitled as a creditor of ABS, provided, however, that in no event would the amount due under the ABS Forbearance Agreement be reduced below $90,000, which is the amount payable during the first 12 months under the ABS Forbearance Agreement. ABS entered into a subordination agreement subordinating the obligation under the ABS Forbearance Agreement in favor of the obligations and first-priority security interest of YA Global. We conveyed to ABS the trademarks and intellectual property previously conveyed by ABS to us.

In May 2013, ABS sent us a notice of default under the ABS Forbearance Agreement. Although there were some negotiations between us and ABS following the notice of default, this matter has not been resolved.

Our appeal of the approximately $1.8 million judgment that had been remanded in the ABS bankruptcy proceedings to conclusively determine the amount of credit due us for the conveyance of the intellectual property has been dismissed. All litigation and disputes between ABS and its affiliates, on the one hand, and us and our affiliates, on the other hand, has been dismissed, including the pending order to show cause regarding contempt against us, our subsidiaries, and Iehab Hawatmeh.

We have assigned to ABS our creditor claim against the estate of ABS, to the extent of the balance due under the ABS Forbearance Agreement. Any distribution from the ABS estate in excess of the adjusted amounts due under the ABS Forbearance Agreement will be paid to us.

Because ABS’ lien is subordinated to liens on all of CirTran’s assets in favor of Y.A. Global and/or Tekfine, LLC, ABS is unable to presently take any steps to enforce its judgment. That could change in the future, at which time CirTran would potentially face enforcement actions on the judgment, subject to CirTran’s offset claims for the intellectual property and creditor claim.

The Company had accrued the minimum liability of $90,000 of which $45,000 has been paid leaving $45,000 due which is included in accrued liabilities as of December 31, 2017 and 2016. Because the remaining liability is unknown and cannot be reasonably estimated, no additional amounts have been accrued.

Delinquent Payroll Taxes, Interest, and Penalties

In November 2004, the IRS accepted the Company’s Amended Offer in Compromise (the “Offer”) to settle delinquent payroll taxes, interest, and penalties. The acceptance of the Offer required the Company to pay $500,000. Additionally, the Offer required the Company to remain current in its payment of taxes for five years, and not claim any net operating losses for the years 2001 through 2015, or until the Company pays taxes on future profits in an amount equal to the taxes waived by the Offer of $1,455,767. In June 2013, the Company entered into a partial installment agreement to pay $768,526 in unpaid 2009 payroll taxes. The installment agreement requires the Company to pay the IRS 5% of cash deposits. The monthly payments are to continue until the account balances are paid in full or until the collection statute of limitation expires on October 6, 2020. There was $376,617 and $394,058 due as of December 31, 2017 and 2016 of which $108,754 and $114,152 are included in liabilities from discontinued operations.

F-34

Employment Agreements

On August 1, 2009, the Company entered into a new employment agreement with Mr. Hawatmeh, the Company’s President. The term of the employment agreement continued until August 31, 2014, and automatically extends for successive one-year periods, with an annual base salary of $345,000. The employment agreement also grants to Mr. Hawatmeh options to purchase a minimum of 6,000,000 shares of the Company’s stock each year, with the exercise price of the options being the market price of the Company’s common stock as of the grant date. The Employment Agreement also provides for health insurance coverage, cell phone, car allowance, life insurance, and director and officer liability insurance, as well as any other bonus approved by the Board. The employment agreement includes additional incentive compensation as follows: a quarterly bonus equal to 5% of the Company’s earnings before interest, taxes, depreciation and amortization for the applicable quarter; bonus(es) equal to 1.0% of the net purchase price of any acquisitions completed by the Company that are directly generated and arranged by Mr. Hawatmeh; and an annual bonus (payable quarterly) equal to 1% of the gross sales, net of returns and allowances of all beverage products of the Company and its affiliates for the most recent fiscal year. During the years ended December 31, 2017 and 2016, the Company incurred $600 and $600, respectively, of noncash compensation expense related to accrual for employee stock options to be awarded per the employment contract with the president of the Company. The Company has accrued a total of $5,168,054 and $4,863,766 in compensation for the Company’s President as of December 31, 2017 and 2016, respectively. Of the $5,168,054 accrued as of December 31, 2017, $4,110,341 is included in accrued payroll and compensation expense and $1,057,713 is included in liabilities from discontinued operations. Of the $4,863,766 accrued as of December 31, 2016, $3,806,053 is included in accrued payroll and compensation expense and $1,057,713 is included in liabilities from discontinued operations.

Pursuant to the employment agreement, Mr. Hawatmeh’s employment may be terminated for cause, or upon death or disability, in which event the Company is required to pay Mr. Hawatmeh any unpaid base salary and unpaid earned bonuses. In the event that Mr. Hawatmeh is terminated without cause, the Company is required to pay to Mr. Hawatmeh: (i) within 30 days following such termination, any benefit, incentive or equity plan, program or practice (paid when the bonus would have been paid Employee if employed (the “Accrued Obligations”); (ii) within 30 days following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to 30 month’s annual base salary, (iii) bonus(es) owing under the employment agreement for the two-year period after the date of termination (net of an bonus amounts paid as Accrued Obligations) based on actual results for the applicable quarters and fiscal years; and (iv) within 12 months following such termination (or on the earliest later date as may be required by Internal Revenue Code Section 409A to the extent applicable), a lump sum equal to 30 months’ annual base salary; provided that if Mr. Hawatmeh is terminated without cause in contemplation of, or within one year, after a change in control, then two times such annual base salary and bonus payment amounts.

In addition to the employment agreement with the Company’s President above, the Company has active employment contracts with several of its employees that require payment of noncash compensation in a fixed number of shares. During the years ended December 31, 2017 and 2016, the Company did not grant options to purchase shares of common stock to employees due to the insufficient common shares available. The Company accrued an expense of $740 and $740 during the years ended December 31, 2017 and 2016, respectively, for employee options relating to the employment contracts of these employees.

NOTE 9 - NOTES PAYABLE

Notes payable consisted of the following at December 31, 2017 and 2016:

	December 31,
	2017	2016
Note payable to former service provider for past due account payable (current)	$90,000	$90,000
Note payable for settlement of debt (long term)	500,000	-
Total	$590,000	$90,000

There was $62,534 and $22,500 of accrued interest due on this note as of December 31, 2017 and 2016.

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NOTE 10 - CONVERTIBLE DEBENTURES

Convertible Debentures consisted of the following as of December 31, 2017 and 2016:

	December 31,
	2017	2016
Convertible debenture, 5% stated interest rate, secured by all of the Company’s assets, due on December 31, 2014.	$-	$2,390,528
Convertible debenture, 5% stated interest rate, secured by all of the Company’s assets, due on October 20, 2018.	200,000	-
Convertible debenture, 5% stated interest rate, secured by all of the Company’s assets, due on April 30, 2027.	2,390,528	-
Total	$2,590,528	$2,390,528

The convertible debentures and accrued interest are convertible into shares of the Company’s common stock at the lower of $0.10 or the lowest bid price for the 20 trading days prior to conversion ($nil and $0.00001 as of December 31, 2017 and 2016, respectively). As of December 31, 2016, the Company was in default on the convertible debenture.

In April 2017, the Company restructured the outstanding convertible debentures by entering into an amended, restated, and consolidated secured convertible debenture with an unrelated entity, with a maturity date of April 30, 2027.

In a related agreement with the same party on April 20, 2017, an unrelated entity advanced $200,000 to the Company in consideration of our issuance of a new convertible debenture due, unless earlier converted, on April 20, 2018. The newly issued debenture is convertible into shares of common stock at the lower of $0.10 or the lowest bid price for the 20 trading days prior to conversion. On April 20, 2018, we entered into an agreement to extend the maturity date to October 20, 2018.

As of December 31, 2017 and 2016, the Company had accrued interest on the convertible debentures totaling $1,144,311, of which $6,986 was current and $1,137,325 was long term, and $1,017,798, all of which was current, respectively. As of December 31, 2017 and 2016, the debentures were convertible into nil, due to the indeterminable price of the Company’s common stock, and 340,832,642,000 shares of the Company’s common stock, respectively.

During the year ended December 31, 2017, the Company’s common stock was made no longer available to trade. As such, the Company determined the underlying common stock of the convertible debenture had no value. As a result, the fair value of the derivative liabilities as of the date our common stock no longer was available to trade was written off to additional paid in capital. The Company is no longer accounting for this instrument as a derivative liability.

The Company determined that certain conversion features of the convertible debentures and accrued interest fell under derivative accounting treatment. The Company uses a lattice valuation model as discussed in Note 11 – Fair Value Measurements to determine the fair value of the derivative liability as of the reporting dates.

During the year ended December 31, 2017, the Company’s common stock was made no longer available to trade. Because of this, the convertible note no longer met the criteria to bifurcate the instrument under ASC 815 Derivatives and Hedging. As such, the Company determined the underlying common stock of the instruments being accounted for as derivative liabilities had no value. As a result, the fair value of the derivative liabilities as of the date our common stock no longer was available to trade was written off to additional paid in capital in accordance with ASC 815-15-35-4.

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As of December 31, 2017 and 2016, the fair value of the conversion feature for the convertible debt and associated warrants was determined to be $0 and $3,398,597, respectively.

NOTE 11 - FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist principally of cash, accounts payable, and accrued liabilities. Pursuant to ASC 820 and 825, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2017:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative financial instruments	$-	$-	$-	$-

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2016:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative financial instruments	$-	$-	$3,398,597	$3,398,597

The Company valued the conversion features and warrants in their convertible notes using a lattice valuation model. The lattice model values these instruments based on a probability weighted discounted cash flow model. The Company uses the model to develop a set of potential scenarios. Probabilities of each scenario occurring during the remaining term of the debentures are determined based on management’s projections. These probabilities are used to create a cash flow projection over the term of the instruments and determine the probability that the projected cash flow will be achieved. A discounted weighted average cash flow for each scenario is then calculated and compared to the discounted cash flow of the instruments without the compound embedded derivative in order to determine a value for the compound embedded derivative. The Company valued to derivative using the following assumptions for the year ended December 31, 2016: volatility of 641%, a discount rate of 0.85%, a one year term, a price of the common stock of $0.00001and exercise price of $0.0001.

NOTE 12 – LEASES

In an effort to operate more efficiently and focus resources on higher margin areas of the Company’s business, on March 5, 2010, the Company and Katana Electronics, LLC, a Utah limited liability company (“Katana”), entered into certain agreements (collectively, the “Agreements”) to reduce the Company’s costs. The Agreements include an Assignment and Assumption Agreement, an Equipment Lease, and a Sublease Agreement relating to the Company’s property. Pursuant to the terms of the sublease, the Company agreed to sublease a certain portion of the Company’s premises to Katana, consisting of the warehouse and office space used as of the close of business on March 4, 2010. The term of the sublease was for two months with automatic renewal periods of one month each. The base rent under the sublease is $8,500 per month. The sublease contains normal and customary use restrictions, indemnification rights and obligations, default provisions, and termination rights. Under the Agreements signed, the Company continues to have rights to operate as a contract manufacturer in the future in the U.S. and offshore. On July 1, 2011, Katana had assumed the full lease payment, and the Company agreed to pay Katana $5,000 per month on a month to month basis for the use of office space and utilities. The Company had no sublease income for the years ended December 31, 2017 or 2016. The Company recorded a rent expense of $57,000 and $60,000 for the years ended December 31, 2017 and 2016, respectively.

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NOTE 13 - INCOME TAXES

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carryforwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the years ended December 31, 2017 and 2016 applicable under FASB ASC 740. We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet. All tax returns for the Company remain open.

As of December 31, 2017 and 2016, the Company had net operating loss carryforwards for tax reporting purposes of approximately $41.2 and $40.6 million. These net operating loss carryforwards, if unused, begin to expire in 2020. Utilization of approximately $1.2 million of the total net operating loss is dependent on the future profitable operation of Racore Network, Inc., a wholly owned subsidiary, under the separate return limitation rules and restrictions on utilizing net operating loss carryforwards after a change in ownership. In addition, the realization of tax benefits relating to net operating loss carryforwards is limited due to the settlement related to amounts previously due to the IRS, as discussed in Note 7 – Other Accrued Liabilities.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

Income tax provision at the federal statutory rate	35%
Effect on operating losses	(35)%
-

Net deferred tax assets consisted of the following:

	December 31, 2017	December 31, 2016
Net operating loss carryforward	$24,596,263	$23,896,820
Valuation allowance	(24,596,263)	(23,896,820)
Net deferred tax asset	$—	$—

A reconciliation of income taxes computed at the statutory rate is as follows:

	December 31, 2017	December 31, 2016
Computed federal income tax benefit (expense) at statutory rate of 35%	$(717,452)	$(7,990,835)
Depreciation and amortization	602	802
Change in payroll accruals	13,978	120,726
Stock option expense	469	469
Change in derivative liability	2,960	46,322
Change in valuation allowance	699,443	7,822,516
Income tax expense	$-	$-

NOTE 14 - STOCKHOLDERS’ DEFICIT

The Company is authorized to issue up to 4,500,000,000 shares of $0.001 par value common stock. There were no shares issued during the years ended December 31, 2017 or 2016 resulting in total shares issued and outstanding of 4,498,891,910 as of December 31, 2017 and 2016.

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NOTE 15 - STOCK OPTIONS AND WARRANTS

Stock Incentive Plans

During the years ended December 31, 2017 and 2016, the Company did not grant options to purchase shares of common stock to employees or consultants. However, the Company has committed to issue stock and has recorded a corresponding liability (as described in Note 7) for commitments to issue a balance of 165.8 million and 152.4 million stock options as of December 31, 2017 and 2016, respectively.

During the year ended December 31, 2017, the Company accrued for 13,400,000 employee options relating to the employment contract of the Company president, directors and officers. The fair market value of the options accrued aggregated $1,340, using the following assumptions: seven-year term, volatility of 567%, a risk free rate of 2.02% to 2.48% and exercise price of $0.0001.

During the year ended December 31, 2016, the Company accrued for 13,400,000 employee options relating to the employment contract of the Company president, directors and officers. The fair market value of the options accrued aggregated $1,340, using the following assumptions: seven-year term, volatility of 363% to 393%, a risk free rate of 1.66% to 2.06% and exercise price of $0.0001.

As of December 31, 2017 and 2016, the Company had no unrecognized compensation costs related to options outstanding that have not yet vested at year-end that would be recognized in subsequent periods. See Note 7 for a description of amounts of option expenses included in accrued payroll and compensation expense.

NOTE 16–DISCONTINUED OPERATIONS

As discussed in Note 4 – Variable Interest Entity, at October 21, 2016, the Company deconsolidated Playbev from its financial statements. Additionally, the Company exited the beverage licensing and distribution business on October 21, 2016. The assets and liabilities associated with these businesses are displayed as assets and liabilities from discontinued operations as of December 31, 2017 and 2016 as a result. Additionally, the revenues and costs associated with these businesses are displayed as losses from discontinued operations for the years ended December 31, 2017 and 2016.

Total assets and liabilities included in discontinued operations were as follows as of December 31, 2017 and 2016:

	December 31,
	2017	2016
Assets From Discontinued Operations:
Cash	$62	256
Total assets from discontinued operations	$62	$14,556

Liabilities From Discontinued Operations:
Checks written in excess of bank balance	$-	$1,186
Accounts payable	19,641,248	19,533,687
Accrued liabilities	732,548	613,892
Accrued interest	715,409	639,546
Accrued payroll and compensation expense	311,806	311,806
Current maturities of long-term debt	239,085	314,085
Related-party payable	1,776,250	1,776,250
Short-term advances payable	2,579,773	2,579,773
Total liabilities from discontinued operations	$25,996,119	$25,770,225

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Net losses from discontinued operations for the years ended December 31, 2017 and 2016 were comprised of the following components:

	Year Ended December 31,
	2017	2016
Net sales	$-	$1,816,141
Cost of sales	-	106,619
Gross profit	-	1,709,522

Operating expenses
Selling, general and administrative expenses	164,335	26,629,681
Total operating expenses	164,335	26,629,681

Other income (expense)
Interest expense	162,464	42,221
Settlements	(67,645)	-
Total other income (expense)	94,819	42,221

Net loss from discontinued operations	$(259,154)	$(24,962,380)

NOTE 17 - SUBSEQUENT EVENTS

The Company has evaluated all events occurring subsequent to the financial statements and determined there are no additional items to disclose.

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(b)	The following exhibits are filed as part of this registration statement:

Exhibit Number*	Title of Document	Location

Item 3.	Articles of Incorporation and Bylaws
3.01	Articles of Incorporation	Incorporated by reference from our Current Report on Form 8-K filed July 17, 2000

3.02	Amended and Restated Bylaws	Incorporated by reference from our Current Report on Form 8-K filed August 18, 2011

3.03	Articles of Amendment to Articles of Incorporation	Incorporated by reference from our Current Report on Form 8-K filed August 18, 2011

3.04	Second Amendment to Articles of Incorporation of CirTran Corporation	Incorporated by reference from our Current Report on Form 8-K filed May 8, 2015

Item 4.	Instruments Defining the Rights of Security Holders, Including Debentures
4.01	Specimen stock certificate	Incorporated by reference from our Form 10 filed May 11, 2018

4.02	Amended, Restated, and Consolidated Secured Convertible Debenture No. TK-1 in the amount of $3,437,798 payable to Tekfine, LLC	Incorporated by reference from our Form 10 filed May 11, 2018

4.03	Secured Convertible Debenture No. TK-2 in the amount of $200,000 payable to Tekfine, LLC	Incorporated by reference from our Form 10 filed May 11, 2018

Item 10.	Material Contracts
10.42	Employment Agreement with Iehab Hawatmeh dated August 1, 2009**	Incorporated by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2011, filed April 30, 2012

10.49	CirTran Corporation 2012 Incentive Plan**	Incorporated by reference from our Registration Statement on Form S-8 filed June 1, 2012

10.50	Settlement Agreement between CirTran Corporation and Joueboire, LLC, dated April 19, 2017	Incorporated by reference from our Form 10 filed May 11, 2018

10.51	Settlement Agreement between CirTran Corporation and YA Global Investments, LP, dated April 20, 2017	Incorporated by reference from our Form 10 filed May 11, 2018

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Exhibit Number*	Title of Document	Location

10.52	Agreement between Tekfine, LLC, and CirTran Corporation dated April 20, 2017	Incorporated by reference from our Form 10 filed May 11, 2018

10.53	Amendment No. 1 to Employment Agreement with Iehab J. Hawatmeh**	Incorporated by reference from our Amendment No. 1 to Form 10 filed June 18, 2018

Item 21.	Subsidiaries of the Registrant
21.01	Schedule of Subsidiaries	Incorporated by reference from our Amendment No. 1 to Form 10 filed June 18, 2018

*	All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed with the SEC as exhibits to previous filings, but no longer required.
**	Identifies each management contract or compensatory plan or arrangement required to be filed.

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CIRTRAN CORPORATION

Date: June 27 , 2018	By:	/s/ Iehab Hawatmeh
Iehab Hawatmeh, President,
Chief Financial Officer (Principal Executive
Officer, Principal Financial Officer)

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